Exhibit 99.1

JURASIN OIL AND GAS, INC.

Index to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Jurasin Oil and Gas, Inc.

Houston, Texas

We have audited the accompanying consolidated balance sheets of Jurasin Oil and Gas, Inc. as of December 31, 2009 and 2008 and the related consolidated statements of operations and comprehensive loss, changes in stockholder’s deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jurasin Oil and Gas, Inc. at December 31, 2009 and 2008 and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has recurring losses from operations and has a working capital deficit. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP

Houston, Texas

May 27, 2010, except for Note 13, which is January 14, 2011

JURASIN OIL AND GAS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2009	2008

Assets
Current assets
Cash and cash equivalents	$198,854	$1,557,137
Investments	246,203	144,427
Accounts receivable, net	55,784	94,237
Other current assets	8,967	870,268
Deferred finance charges	19,205	136,958
Due from related party	139,193	—
Total current assets	668,206	2,803,027

Property and equipment, net of accumulated depreciation of $172,093 and $153,371, respectively	10,365	29,087
Evaluated property, accounted for using the full cost method of accounting, net of accumulated depletion of $41,546 and $20,847, respectively	3,181,376	3,560,283

Total Assets	$3,859,947	$6,392,397

Liabilities and Stockholder’s Deficit
Current liabilities
Accounts payable and accrued expenses	$1,291,529	$2,395,857
Notes payable, net of unamortized discount of $6,608 and $22,688, respectively	3,375,684	4,189,133
Accrued interest	475,831	274,158
Deposit	127,500	—
Due to related party	—	36,089
Total current liabilities	5,270,544	6,895,237

Deferred gain	333,535	—
Asset retirement obligations	138,323	173,605
Total liabilities	5,742,402	7,068,842

Stockholder’s deficit:
Common stock, no par value; authorized 10,000 shares; issued and outstanding 100 shares	38,974	38,974
Accumulated other comprehensive income (loss)	28,764	(40,024)
Accumulated deficit	(1,950,193)	(675,395)
Total stockholder’s deficit	(1,882,455)	(676,445)

Total liabilities and stockholder’s deficit	$3,859,947	$6,392,397

The accompanying notes are an integral part of these consolidated financial statements

JURASIN OIL AND GAS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPRESSIVE LOSS

	Years Ended
	December 31,
	2009	2008

Revenues
Oil and gas	$106,502	$519,183

Operating expenses
Lease operating expense	278,383	210,865
Depreciation, depletion, and amortization	34,413	38,014
Accretion	14,589	11,073
General and administrative expense	515,897	630,584
Total operating expenses	843,282	890,536

Loss from operations	(736,780)	(371,353)

Net realized loss from sale of investments	(21,926)	(81,570)
Interest income	6,910	18,661
Interest expense	(523,002)	(501,995)
Total other expenses	(538,018)	(564,904)

Net loss	(1,274,798)	(936,257)

Other comprehensive gain (loss), net of tax:
Unrealized (loss) gains on available for sale securities	68,788	(36,113)

Comprehensive loss	$(1,206,010)	$(972,370)

The accompanying notes are an integral part of these consolidated financial statements

JURASIN OIL AND GAS, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT

	Common Stock		Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total
	Shares	Amount

Balance at December 31, 2007	100	$38,974	$(3,911)	$260,862	$295,925

Unrealized (loss) on available for sale securities	—	—	(36,113)	—	(36,113)

Net loss	—	—	—	(936,257)	(936,257)

Balance at December 31, 2008	100	38,974	(40,024)	(675,395)	(676,445)

Unrealized (loss) on available for sale securities	—	—	68,788	—	68,788

Net loss	—	—	—	(1,274,798)	(1,274,798)

Balance at December 31, 2009	100	$38,974	$28,764	$(1,950,193)	$(1,882,455)

The accompanying notes are an integral part of these consolidated financial statements

JURASIN OIL AND GAS, INC.

 CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,
	2009	2008

Cash Flows From Operating Activities
Net loss	$(1,274,798)	$(936,257)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	34,413	38,014
Accretion	14,589	11,073
Realized loss on sale of investments	21,926	81,570
Amortization of deferred finance charge	92,828	104,692
Amortization of debt discount	16,904	12,969
Changes in operating assets and liabilities:
Accounts receivable	38,453	(11,329)
Due from related party	(210,863)	119,076
Accounts payable and accrued expenses	(899,849)	148,125
Other assets	861,301	(861,041)
Net cash used in operating activities	(1,305,096)	(1,293,108)

Cash Flows From Investing Activities
Purchases of oil and gas properties	(252,568)	(2,182,809)
Proceeds from sale of oil and gas properties	127,500	2,355,918
Purchases of fixed assets	—	(15,681)
Purchases of investments	(79,920)	(86,122)
Proceeds from sale of investments	25,006	80,575
Net cash provided by (used in) investment activities	(179,982)	151,881

Cash Flows From Financing Activities
Proceeds from notes payable	126,795	2,184,567
Payments on notes payable	—	(42,623)
Deferred financing costs incurred	—	(51,557)
Net cash provided by financing activities	126,795	2,090,387

Net increase (decrease) in cash	(1,358,283)	949,160
Cash at beginning of period	1,557,137	607,977
Cash at end of period	$198,854	$1,557,137

Supplemental Disclosures:
Interest paid in cash	$87,253	$136,059
Income taxes paid in cash	—	—

Non-cash investing and financing
Accounts payable for oil and gas assets	$—	$2,186,207
Asset retirement obligation incurred and changes in estimates	11,709	162,532
Unrealized gain or (loss) on investments	68,788	(36,113)
Adjustment of basis in subsidiary	338,543	—

The accompanying notes are an integral part of these consolidated financial statements

JURASIN OIL AND GAS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Description of Business and Summary of Significant Accounting Policies

Description of business and basis of presentation

Jurasin Oil and Gas, Inc. (“Jurasin") is an independent oil and gas exploration and production company that operates in the Gulf Coast region of the United States of America, specifically, onshore and the state waters of Louisiana, USA and the federal waters offshore Texas in the Gulf of Mexico. Jurasin is a Louisiana Corporation chartered in 1994. Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

We consolidate all investments in which we have exclusive control. The accompanying consolidated financial statements include the accounts of Jurasin Oil and Gas, Inc., our wholly owned subsidiary, Rampant Lion Energy, LLC (“Rampant”), and Jurasin Oil and Gas Operating Company (“JOGop”), a company under common control.

In accordance with established practice in the oil and gas industry, our financial statements include our pro-rata share of assets, liabilities, income and lease operating and general and administrative costs and expenses of a limited liability company, Amber Energy, LLC in which we have an interest. We owned a 75% interest in Amber through October 9, 2009 and 51% after that date. Our net interest is referred to as “Amber”.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the respective reporting periods. We base our estimates and judgments on historical experience and on various other assumptions and information that are believed to be reasonable under the circumstances. Estimates and assumptions about future events and their effects cannot be perceived with certainty and, accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Our estimates include oil and natural gas proved reserve quantities which form the basis for the calculation of amortization of oil and natural gas properties. Management emphasizes that reserve estimates are inherently imprecise and that estimates of more recent reserve discoveries are more imprecise than those for properties with long production histories. Actual results may differ from the estimates and assumptions used in the preparation of our consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents are all highly liquid investments with an original maturity of three months or less at the time of purchase and are recorded at cost, which approximates fair value.

Concentrations

Our operations are concentrated in Louisiana and Texas. We are heavily dependent on the sale of natural gas, which accounted for 73% and 91% for each of the years ended December 31, 2009 and 2008, respectively. If the oil and natural gas exploration and production industry in general and the natural gas industry in particular were adversely affected, we would experience adverse effects.

In 2009, we had an individual purchaser which accounted for in excess of 75% of our sales. In 2008, that purchaser represented over 90% of our sales. This purchaser is the operator of our currently producing property.

We are the non-operator on our proved properties. As such, we have a concentration risk associated with the business success of our operators. If our operators are not successful in operating our properties, we could experience material adverse effects.

Financial instruments which potentially subject us to concentrations of credit risk consist of cash. We periodically evaluate the credit worthiness of financial institutions, and maintain cash accounts only with major financial institutions thereby minimizing exposure for deposits in excess of federally insured amounts. At December 31, 2009 and 2008, respectively, we had approximately $0 and $1,200,000 held in banks in excess of federally insured limits. We believe that credit risk associated with cash is remote.

We have over 90% of our debt placed with one entity, as described more fully in Note 5 – Notes Payable.

Investments

We classify our marketable securities as trading, available-for-sale, or held-to-maturity. The appropriate classification of its marketable securities is determined at the time of purchase and reevaluated at each balance sheet date. As of December 31, 2009 and 2008, respectively, we owned no investments that were considered to be held-to-maturity or trading. Available for sale securities are marked to market based on the fair values of the securities, with unrealized gains or losses, net of tax, reported as a component of accumulated other comprehensive income (loss). We owned securities with a fair value of $246,203 and $144,427 at December 31, 2009 and 2008, respectively, which were classified as available for sale. Fair value is determined using quoted prices in active markets for the identical asset; total fair value is the market price per share multiplied by the number of shares owned without consideration of transaction costs (level 1 input). When available-for-sale securities are sold, unrealized gain or loss included in accumulated other comprehensive income is reclassified into earnings and included in the realized gain or loss on sale of the security.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are reflected at net realizable value. We establish provisions for losses on accounts receivable if we determine that we will not collect all or part of the outstanding balance. We regularly review collectability and establish or adjust the allowance as necessary using the specific identification method. There is no significant allowance for doubtful accounts at December 31, 2009 or 2008.

Deferred Finance Charges

Deferred finance charges consist of legal fees incurred in connection with the issuance of our notes payable were capitalized and are separately shown in the consolidated balance sheets. The charges are being amortized on a straight-line basis over three years, the term of the notes.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related asset: furniture and fixtures, 7 years; vehicles, 5 years; computer equipment and software 3 - 5 years. Fully depreciated assets are retained in property and accumulated depreciation accounts until they are removed from service. We perform ongoing evaluations of the estimated useful lives of the property and equipment for depreciation purposes. Maintenance and repairs are expensed as incurred.

Impairment of Long-Lived Assets

We periodically review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. We recognize an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. We recorded no impairment during the years ended December 31, 2009 and 2008.

Oil and Natural Gas Properties

We account for our oil and natural gas producing activities using the full cost method of accounting as prescribed by the United States Securities and Exchange Commission (SEC). Under this method, subject to a limitation based on estimated value, all costs incurred in the acquisition, exploration, and development of proved oil and natural gas properties, including internal costs directly associated with acquisition, exploration, and development activities, the costs of abandoned properties, dry holes, geophysical costs, and annual lease rentals are capitalized within a cost center. Costs of production and general and administrative corporate costs unrelated to acquisition, exploration, and development activities are expensed as incurred.

Costs associated with unevaluated properties are capitalized as oil and natural gas properties but are excluded from the amortization base during the evaluation period. When we determine whether the property has proved recoverable reserves or not, or if there is an impairment, the costs are transferred into the amortization base and thereby become subject to amortization. We evaluate unevaluated properties for inclusion in the amortization base at least annually.

Capitalized costs included in the amortization base are depleted using the units of production method based on proved reserves. Depletion is calculated using the capitalized costs included in the amortization base, including estimated asset retirement costs, plus the estimated future expenditures to be incurred in developing proved reserves, net of estimated salvage values.

We include our pro rata share of assets and proved reserves associated with an investment that is accounted for on a proportional consolidation basis with assets and proved reserves that we directly own in the appropriate cost center. We calculate the depletion and net book value of the assets based on the cost center’s aggregated values. Accordingly, the ratio of production to reserves, depletion and impairment associated with a proportionally consolidated investment does not represent a pro rata share of the depletion, proved reserves, and impairment of the proportionally consolidated venture.

The net book value of all capitalized oil and natural gas properties within a cost center, less related deferred income taxes, is subject to a full cost ceiling limitation which is calculated quarterly. Under the ceiling limitation, costs may not exceed an aggregate of the present value of future net revenues attributable to proved oil and natural gas reserves discounted at 10 percent using current prices, plus the lower of cost or market value of unproved properties included in the amortization base, plus the cost of unevaluated properties, less any associated tax effects. Any excess of the net book value, less related deferred tax benefits, over the ceiling is written off as expense. Impairment expense recorded in one period may not be reversed in a subsequent period even though higher oil and gas prices may have increased the ceiling applicable to the subsequent period.

Sales or other dispositions of oil and natural gas properties are accounted for as adjustments to capitalized costs, with no gain or loss recorded unless the ratio of cost to proved reserves would significantly change.

Asset Retirement Obligation

We record the fair value of an asset retirement cost, and corresponding liability as part of the cost of the related long-lived asset and the cost is subsequently allocated to expense using a systematic and rational method. We record an asset retirement obligation to reflect our legal obligations related to future plugging and abandonment of our oil and natural gas wells and gas gathering systems. We estimate the expected cash flow associated with the obligation and discount the amount using a credit-adjusted, risk-free interest rate. At least annually, we reassess the obligation to determine whether a change in the estimated obligation is necessary. We evaluate whether there are indicators that suggest the estimated cash flows underlying the obligation have materially changed. Should those indicators suggest the estimated obligation may have materially changed on an interim basis (quarterly), we will accordingly update our assessment. Additional retirement obligations increase the liability associated with new oil and natural gas wells and gas gathering systems as these obligations are incurred.

Revenue Recognition

We recognize revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectability is reasonably assured. We follow the “sales method” of accounting for oil and natural gas revenue, so we recognize revenue on all natural gas or crude oil sold to purchasers, regardless of whether the sales are proportionate to our ownership in the property. A receivable or liability is recognized only to the extent that we have an imbalance on a specific property greater than the expected remaining proved reserves.

Income Taxes

We account for income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Fair Value

Accounting standards regarding fair value of financial instruments define fair value, establish a three-level hierarchy which prioritizes and defines the types of inputs used to measure fair value, and establish disclosure requirements for assets and liabilities presented at fair value on the consolidated balance sheets.

Fair value is the amount that would be received from the sale of an asset or paid for the transfer of a liability in an orderly transaction between market participants. A liability is quantified at the price it would take to transfer the liability to a new obligor, not at the amount that would be paid to settle the liability with the creditor.

The three-level hierarchy is as follows:

•

Level 1 inputs consist of unadjusted quoted prices for identical instruments in active markets.

•

Level 2 inputs consist of quoted prices for similar instruments.

•

Level 3 valuations are derived from inputs which are significant and unobservable and have the lowest priority.

As of December 31, 2009 and December 31, 2008, we had investments of $246,203 and 144,427, respectively, measured at fair value using level 1 inputs. The carrying amounts reported in the balance sheet for cash and accounts payable and accrued expenses approximate their fair market value based on the short-term maturity of these instruments.

Recent Accounting Pronouncements

In August 2009, the FASB issued Accounting Standards Update (ASU) No. 2009-05, Fair Value Measurements and Disclosures (ASU 2009-05). ASU 2009-05 amends Subtopic 820-10,  Fair Value Measurements and Disclosures  , to provide guidance on the fair value measurement of liabilities. ASU 2009-05 provides clarification for circumstances in which a quoted price in an active market for the identical liability is not available. ASU 2009-05 is effective for interim and annual periods beginning after August 26, 2009. We adopted the provisions of ASU 2009-05 for the period ended December 31, 2009. There was no impact on our operating results, financial position or cash flows.

In June 2009, the FASB issued ASU No. 2009-01, Generally Accepted Accounting Principles (ASU 2009-01). ASU 2009-01 establishes “The FASB Accounting Standards Codification,” or Codification, which became the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. On the effective date, the Codification superseded all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. ASU 2009-01 is effective for interim and annual periods ending after September 15, 2009. We adopted the provisions of ASU 2009-01 for the period ended September 30, 2009. There was no impact on our operating results, financial position or cash flows.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (ASC 855) to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855 is effective for interim and annual reporting periods ending after June 15, 2009. We adopted the provisions of ASC 855 for the period ended June 30, 2009. There was no impact on our operating results, financial position or cash flows.

In April 2009, the FASB issued FASB Staff Position (FSP) No. FAS 107-1 and Accounting Principles Board (APB) 28-1, Interim Disclosures about Fair Value of Financial Instruments  (ASC 825-10-65) to change the reporting requirements on certain fair value disclosures of financial instruments to include interim reporting periods. We adopted ASC 825-10-65 in the second quarter of 2009. There was no impact on our operating results, financial position or cash flows.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments,  (ASC 320-10-65), to expand other-than-temporary impairment guidance for debt securities to enhance the application of the guidance and improve the presentation and disclosure of other-than temporary impairments on debt and equity securities within the financial statements. The adoption of ASC 320-10-65 in the second quarter of 2009 did not have a significant impact on our operating results, financial position or cash flows.

In April 2009, the FASB issued FSP No. FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,  (ASC 820-10-65) to provide additional guidance for estimating fair value when the volume and level of activity for an asset or liability has significantly decreased. In addition, ASC 820-10-65 includes guidance on identifying circumstances that indicate a transaction is not orderly. The adoption of ASC 820-10-65 in the second quarter of 2009 did not have a significant impact on our operating results, financial position or cash flows.

In December 2008, the SEC issued Release No. 33-8995, Modernization of Oil and Gas Reporting (ASC 2010-3), which amends the oil and gas disclosures for oil and gas producers contained in Regulations S-K and S-X, as well as adding a section to Regulation S-K (Subpart 1200) to codify the revised disclosure requirements in Securities Act Industry Guide 2, which is being eliminated. The goal of Release No. 33-8995 is to provide investors with a more meaningful and comprehensive understanding of oil and gas reserves. Energy companies affected by Release No. 33-8995 are now required to price proved oil and gas reserves using the un-weighted arithmetic average of the price on the first day of each month within the 12-month period prior to the end of the reporting period, unless prices are defined by contractual arrangements, excluding escalations based on future conditions. SEC Release No. 33-8995 is effective beginning for financial statements for fiscal years ending on or after December 31, 2009.

In January 2010, the FASB issued FASB Accounting Standards Update (ASU) No. 2010-03 Oil and Gas Estimations and Disclosures  (ASU 2010-03). This update aligns the current oil and natural gas reserve estimation and disclosure requirements of the Extractive Industries Oil and Gas topic of the FASB Accounting Standards Codification (ASC Topic 932) with the changes required by the SEC final rule ASC 2010-3, as discussed above, ASU 2010-03 expands the disclosures required for equity method investments, revises the definition of oil- and natural gas-producing activities to include nontraditional resources in reserves unless not intended to be upgraded into synthetic oil or natural gas, amends the definition of proved oil and natural gas reserves to require 12-month average pricing in estimating reserves, amends and adds definitions in the Master Glossary that is used in estimating proved oil and natural gas quantities and provides guidance on geographic area with respect to disclosure of information about significant reserves. ASU 2010-03 must be applied prospectively as a change in accounting principle that is inseparable from a change in accounting estimate and is effective for entities with annual reporting periods ending on or after a change in accounting estimate and is effective for entities with annual reporting periods ending on or after December 31, 2009. We adopted ASU 2010-03 effective December 31, 2009.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133  (ASC 815-10-65). ASC 815-10-65 requires entities that utilize derivative contracts to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit-risk-related contingent features contained within derivatives. ASC 815-10-65 also requires entities to disclose additional information about the amounts and location of derivatives located within the financial statements, how the provisions of ASC 815 have been applied, and the impact that hedges have on an entity’s operating results, financial position or cash flows. We adopted ASC 815-10-65 on January 1, 2009. There was no impact on our operating results, financial position or cash flows.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (ASC 805), and SFAS No. 160, Accounting and Reporting of Non-controlling Interest in Consolidated Financial Statements, an amendment of ARB No. 51  (ASC 810-10-65). ASC 805 and ASC 810-10-65 changed the accounting for and reporting of business combination transactions and non-controlling interests within the financial statements. ASC 805 provides additional definitions and improvements in the application of how the acquisition method is applied. ASC 810-65 requires non-controlling interest to be classified as a component of equity. We adopted ASC 805 and ASC 810-10-65 on January 1, 2009. There was no impact on our operating results, financial position or cash flows; however if the we enters into future business combinations, certain transaction related expenses may be recorded within our operating results which could reduce our current period net income or increase our net loss. Additionally, valuation of certain assets may be different than under the old accounting standards.

Effective January 1, 2009, We adopted FSP No. FAS 157-2, Effective Date of FASB Statement No. 157 (ASC 820-10-55). ASC 820-10-55 delayed the effective date of ASC 820 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of fiscal 2009. These include goodwill and other non-amortizable intangible assets. The adoption of ASC 820-10-55 did not have a significant impact on our operating results, financial position or cash flows.

In June 2008, the FASB issued Emerging Issues Task Force (EITF) 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities  (ASC 260). ASC 260 clarifies that share-based payment awards that entitle their holders to receive non-forfeitable dividends or dividend equivalents before vesting should be considered participating securities. The adoption of ASC 260 on January 1, 2009 did not have a significant impact on our operating results, financial position or cash flows.

In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2010-06, Improving Disclosures about Fair Value Measurements (ASU 2010-06). This update provides amendments to Subtopic 820-10 and requires new disclosures for 1) significant transfers in and out of Level 1 and Level 2 and the reasons for such transfers and 2) activity in Level 3 fair value measurements to show separate information about purchases, sales, issuances and settlements. In addition, this update amends Subtopic 820-10 to clarify existing disclosures around the disaggregation level of fair value measurements and disclosures for the valuation techniques and inputs utilized (for Level 2 and Level 3 fair value measurements). The provisions in ASU

2010-06 are applicable to interim and annual reporting periods beginning subsequent to December 15, 2009, with the exception of Level 3 disclosures of purchases, sales, issuances and settlements, which will be required in reporting periods beginning after December 15, 2010. The adoption of ASU 2010-06 did not have a significant impact on our operating results, financial position or cash flows.

In February 2010, FASB issued ASU No. 2010-09, Amendments to Certain Recognition and Disclosure Requirements (ASU 2010-09). This update amends Subtopic 855-10 and gives a definition to SEC filer, and requires SEC filers to assess for subsequent events through the issuance date of the financial statements. This amendment states that an SEC filer is not required to disclose the date through which subsequent events have been evaluated for a reporting period. ASU 2010-09 becomes effective upon issuance of the final update. We adopted the provisions of ASU 2010-09 for the period ended March 31, 2010.

In April 2010, the FASB issued ASU No. 2010-12, Accounting for Certain Tax Effects of the 2010 Health Care Reform Acts (ASU 2010-12). This update clarifies questions surrounding the accounting implications of the different signing dates of the Health Care and Education Reconciliation Act (signed March 30, 2010) and the Patient Protection and Affordable Care Act (signed March 23, 2010). ASU 2010-12 states that the FASB and the Office of the Chief Accountant at the SEC would not be opposed to view the two Acts together for accounting purposes. We are currently assessing the impact, if any, the adoption of ASU 2010-12 will have on our disclosures, operating results, financial position and cash flows.

Note 2 – Going Concern

As reflected in the accompanying financial statements, we had a working capital deficit of $4,602,338 and an accumulated deficit of $1,950,193 as of December 31, 2009, which raise substantial doubt about our ability to continue as a going concern. Management plans to raise funds through the issuance of debt, the sale of common stock, merger with another company or the sale of partial interests in our projects to other industry participants.

Our ability to continue as a going concern is dependent on our ability to raise capital through the issuance of debt, the sale of common stock, the consummation of a merger or the sale of partial interests in our projects to other industry participants. If we do not raise capital sufficient to fund our business plan, Jurasin may not survive. The financial statements do not include any adjustments that might be necessary if we were unable to continue as a going concern.

Note 3 - Investments

Our investments consist of holdings in mutual funds. The mutual funds are invested primarily in equity securities. The cost, unrealized gains and losses, and fair value of our available-for-sale securities at December 31, 2009 and 2008 were as follows:

	2009	2008

Cost	$217,439	$184,451
Unrealized gains (losses)	28,764	(40,024)
Fair Value	$246,203	$144,427

Balances related to our results of operations for the years ended December 31, 2009 and 2008 follow:

	2009	2008

Proceeds from sales of investments	$25,006	$80,575

Gross and net realized (losses)	$(21,926)	$(81,570)

The following table summarizes our marketable securities that have been in an unrealized loss position for less than 12 months and those that have been in an unrealized loss position for 12 months or more:

	Less than 12 months		12 months or more
	Fair value	Unrealized loss	Fair Value	Unrealized loss
Mutual funds	—	—	$34,613	$16,011

We have determined that the investments that have been in a loss position for 12 months or more are not other than temporarily impaired because we have the ability and intent to hold these investments until a recovery of fair value. We believe the investments, which consist of mutual funds invested primarily in growth equity securities, were affected by the recession of 2008 and will recover their value as the general economy recovers; they have been increasing in value since 2008.

Margin Account

We borrowed $125,495 on margin from our broker-dealer during 2009. We borrowed $42,623 from our broker-dealer and repaid $42,623 to our broker-dealer during 2008. We were indebted to the broker-dealer in the amount of $125,495 and $0 as of December 31, 2009 and 2008, respectively. The margin loan was secured by the securities and cash held within the account and interest was charged at market rates.

Interest expense paid to the broker-dealer totaled $666 and $402 in 2009 and 2008, respectively.

Average interest rates for 2009 and 2008 were 8 percent and 8.25 percent, respectively. The interest rate was 7.5 percent at December 31, 2009.

Note 4 – Oil and Gas Properties

Oil and natural gas properties as of December 31, 2009 and 2008, consisted of the following:

	December 31,
	2009	2008

Costs subject to depletion	$3,222,922	$3,581,130
Depletion	(41,546)	(20,847)

Net oil and gas properties	$3,181,376	$3,560,283

Project descriptions

Aquamarine

We own interests in a lease located in the federal waters offshore Texas, which is referred to as the Aquamarine Project. There is currently one producing gas well in this lease area. There are proved producing and proved developed not producing reserves associated with this lease area.

Amber

Our Amber project consists of multiple leases, permits and permits with options to lease onshore Louisiana, USA. There are no proved reserves associated with the Amber prospect.

Ensminger

Our Ensminger Project is located onshore in Louisiana, USA. Currently, there are no producing wells in this area; however a well is currently being drilled. Our reserves associated with this area are proved undeveloped.

In February 2010, we sublet a portion of our interest in Ensminger, thus reducing our before payout working interest and net revenue interest to 6.375% and 4.62188%, respectively. In March 2010, we sold a 0.5% overriding royalty interest to an unaffiliated third party. In March 2010, we conveyed a 2.0% overriding royalty interest in Ensminger to a related party entity owned by John Jurasin, who was then the sole shareholder of Jurasin. (See Note 14, Subsequent Events)

Coral/Ruby/Diamond

We own a contractual interest in certain oil and gas leases located in the state waters of Louisiana. Under an agreement with the leasehold owners and another party, we will receive 30% of any promote that is acquired when the deal is sold. A 35% interest has been sold to a third party the agreement for which provides for a 25% working interest after payout. (See Note 14, Subsequent Events)

Baldwin

We have entered into an Area of Mutual Interest with a third party covering certain lands located in St. Mary Parish, Louisiana. Under the terms of the agreement, the other party shall pay 100% of the lease acquisition costs plus all of our 12.5% interest in the initial well. Upon payout, our interest will increase to 15%. We also have the option to participate in the project for an additional 10% by paying that percentage share of lease acquisition and well costs. No costs had been incurred on this project as of December 31, 2009. (See Note 14, Subsequent Events)

Our interests in projects for which there were proved reserves, as of December 31, 2009, were as follows:

Project name	Before payout working interest	Net revenue interest
Aquamarine	11.25%	9.5125%
Ensminger	25.5%	20.9875%

Adjustment of interest in investee

The company agreement governing our subsidiary, Amber and Amber’s secured credit facility provided that if the outstanding amount on the facility as of October 9, 2009 exceeded $2,000,000 24% of the membership of Amber would be transferred to an affiliate of our lender. The provisions of the note are more fully discussed in Note 5 – Notes Payable. On October 9, 2009, the outstanding balance exceeded $2,000,000. Thus, our proportional interest in Amber reduced from 75% to 51%. Accordingly, our pro rata share of our ownership in Amber’s oil and gas properties and reserves were reduced by 24%. This resulted in a reduction of our cost basis in the Amber and Ensminger projects of approximately $650,000.

Costs incurred for oil and gas properties

Significant investments in oil and gas properties during the year ended December 31, 2009 include:

•

Acquisition costs of $148,791,

•

Exploration, which consisted of geological costs of $52,846: and

•

Development costs pertaining to our Ensminger and Acquamarine projects of $39,219.

Significant investments in oil and gas properties during the year ended December 31, 2008 include:

•

Acquisition costs of $1,511,915, which pertained primarily to our rights in the Amber project,

•

Exploration costs of $145,208, which consisted of geological costs incurred primarily on the Amber project; and

•

Development costs of $2,791,440; which related to the drilling of a successful well in the Aquamarine lease area and an unsuccessful well in the Ensminger lease area. $605,233 was paid in cash during the year and $2,186,207 of the costs was accrued as accounts payable as of December 31, 2008.

Cost recovery

During the year ended December 31, 2008, we sold a portion of our working interest in the Amber project for proceeds of $1,500,000 and a portion of our working interest in Ensminger for proceeds of $562,500. The proceeds received in these transactions were treated as a reduction of capitalized costs in accordance with rules governing full cost companies.

During 2008, we also sold a portion of our working interest of Ruby/Diamond and received proceeds of $293,418. The proceeds received in these transactions were treated as a reduction of capitalized costs in accordance with rules governing full cost companies.

Impairment

We account for our oil and natural gas producing activities using the full cost method of accounting as prescribed by the United States Securities and Exchange Commission (SEC). Under this method, subject to a limitation based on estimated value, all costs incurred in the acquisition, exploration, and development of proved oil and natural gas properties, including internal costs directly associated with acquisition, exploration, and development activities, the costs of abandoned properties, dry holes, geophysical costs, and annual lease rentals are capitalized within a cost center.

The net book value of all capitalized oil and natural gas properties within a cost center, less related deferred income taxes, is subject to a full cost ceiling limitation which is calculated quarterly. Under the ceiling limitation, costs may not exceed an aggregate of the present value of future net revenues attributable to proved oil and natural gas reserves discounted at 10 percent using current prices, plus the lower of cost or market value of unproved properties included in the amortization base, plus the cost of unevaluated properties, less any associated tax effects. Any excess of the net book value, less related deferred tax benefits, over the ceiling is written off as expense. Impairment expense recorded in one period may not be reversed in a subsequent period even though higher oil and gas prices may have increased the ceiling applicable to the subsequent period.

Beginning December 31, 2009, full cost companies use the un-weighted arithmetic average first day of the month price for oil and natural gas for the 12-month period preceding the calculation date. Prior to December 31, 2009, companies used the price in effect at the end of each accounting period and had the option, under certain circumstances, to elect to use subsequent commodity prices if they increased after the end of the accounting quarter.

We assess all items classified as unevaluated property on at least an annual basis for inclusion in the amortization base. We assess properties on an individual basis or as a group if properties are individually insignificant. The assessment includes consideration of the following factors, among others: intent to drill; remaining lease term; geological and geophysical evaluations; drilling results and activity; the assignment of proved reserves; and the economic viability of development if proved reserves are assigned. During any period in which these factors indicate that there would be impairment, or if proved reserves are assigned to a property, the cumulative costs incurred to date for such property are transferred to the amortizable base and are then subject to amortization.

At December 31, 2009 the ceiling test value of our reserves was calculated based on the first day average of the 12-months ended December 31, 2009 of the West Texas Intermediate (WTI) posted price of $61.18 per barrel, and the first day average of the 12-months ended December 31, 2009 of the Henry Hub price of $3.87 per MMbtu. Changes in production rates, levels of reserves, future development costs, and other factors will determine our actual ceiling test calculation and impairment analyses in future periods.

At December 31, 2008, the ceiling test value of our reserves was calculated based on the December 31, 2008 West Texas Intermediate posted price of $44.60 per barrel, and the December 31, 2008 Henry Hub spot market price of $5.71 per million British thermal unit (MMbtu).

At December 31, 2009 and 2008, our net book value of oil and gas properties did not exceed the ceiling amount and thus, there was no impairment.

Note 5 – Notes Payable

Notes payable as of December 31, 2009 and 2008 consisted of the following:

	December 31,
	2009	2008

Senior credit facility (Rampant)	$1,223,310	$1,223,310
Senior credit facility (Amber)	2,025,579	2,965,823
Margin loan and bank line of credit	126,795	—

	$3,375,684	$4,189,133

Senior credit facility (Rampant)

In September 2006, Rampant entered into a Senior Credit Facility with Macquarie Bank Limited (MBL) for up to $25 million. The note is collateralized by substantially all of the assets of Rampant. In addition, Jurasin has pledged its ownership interest in Rampant and has executed a parent company guarantee to pay up to $500,000 of the outstanding indebtedness as additional security. During the year ended December 31, 2006, we incurred legal costs associated with the note of $228,751. These costs were capitalized as deferred finance charges and are amortized straight-line over three years, the life of the facility.

MBL has opted not to advance any further funds on the $25 million facility. The note was scheduled to mature in September 2009 and carries an interest rate of prime + 4%. The Senior Credit Facility contains certain restrictive covenants, several of which MBL has declared in default. As a result, the note is subject to a default interest rate (an additional 4%). We are working with the lender to resolve the default.

In February 2010, we entered into a supplemental agreement that cross-collateralized the note with the assets of Amber and extended the maturity date of the note to March 14, 2011. Because the note continues to be deemed in default, the debt is presented as a short-term liability.

Senior Credit Facility (Amber)

In October 2007, Amber entered into a Senior Credit Facility with MBL for up to $10 million. The note is collateralized by substantially all assets of Amber. The agreement provides that Macquarie Americas Corp. (“MAC”), an affiliate of MBL, would receive up to 49% of Amber, 25% at the inception of the note and an additional 24% on October 9, 2009 if the balance on the note exceeded $1,500,000. Jurasin contributed certain lease interests to Amber. Amber’s company agreement provides for board representation for MBL and joint consent is required for certain transactions. Because of the shared control of Amber and in accordance with established practice in the oil and gas industry, we proportionately consolidate Amber. Our financial statements include our pro-rata share of assets, liabilities, income and lease operating and general and administrative costs and expenses of Amber.

We measured the fair value of the debt proceeds and the equity interest conferred on the date of inception of the facility and allocated the proceeds of the note based on the relative fair values of the debt and equity. We used the proceeds of the first tranche of the debt as the fair value of the debt. Because there were no proved reserves on the lease interests owned by Amber and no objectively determinable fair value, we used the accumulated historical costs of the lease interests to approximate the fair value of the equity interest. The fair value of the investment was allocated between the note and equity interest as follows:

Equity	$38,899
Debt	448,392
Total	$487,291

The discount arising from this transaction was recorded at the inception of the note and is amortized straight-line over the life of the credit facility, 36 months. In addition, during the year ended December 31, 2008, we incurred legal costs associated with the note which were capitalized as deferred finance charges of $51,390 and which are amortized straight-line over the life of the facility.

In April 2008, the note was modified to accommodate Jurasin’s contribution of the Ensminger project to Amber. Modifications included increasing the threshold for the step up of MBL’s equity interest to 49% from $1,500,000 to $2,000,000 and reclassifying tranches available within the facility. Because of the structure of the note, the modification was evaluated by comparing the borrowing capacity prior to the modification to the borrowing capacity after the modification. The borrowing capacity of the facility was unchanged. Thus, the only change to the accounting for the note is that additional deferred financing charges of $38,668 were recorded and are amortized over the remaining life of the credit facility, 18 months.

The note was received in a series of advances which mature, along with accrued interest, in October 2010. Each advance carries a fixed interest rate computed as WSJ prime, as determined on the date the advance was received. The Senior Credit Facility contains certain restrictive covenants, several of which MBL has declared in default. As a result, Amber is subject to a default interest rate (an additional 4%) and the debt is presented as a short-term liability. We are working with the lender to resolve the default.

MBL has opted not to advance any further funds on the $10M facility. The principal balance due MBL exceeded $2M on 9 October 2009 and MAC’s ownership automatically increased from 25% to 49%.

The activity on the facility was as follows:

	2009	2008
Note payable:
Note balance, beginning of period	$2,988,511	$846,567
Additions	—	2,141,944
Adjustment of equity interest in investee	(956,324)	—
Note balance, end of period	2,032,187	2,988,511
Discount	(6,608)	(22,688)
Net note payable	$2,025,579	$2,965,823

In addition, $186,150 is obligated as collateral for a letter of credit supporting a bond related to the plug, abandon, and restoration obligations on the Ensminger Project.

In February 2010, we entered into a supplementary agreement with MBL under which, they effected a partial release of mortgage in certain assets in order to facilitate the sub-lease of a portion of our working interest in the Ensminger project; the bulk of the proceeds of the sub-lease are committed to repayment of principal and interest on the note.

Margin Loan and line of credit

We have a line of credit available from our bank for up to $25,000 that carries 7% annual percentage rate and a margin loan facility from our broker-dealer that carries a variable rate as discussed in Note 4. As of December 31, 2009, we are obligated to pay $125,495 to our broker-dealer in conjunction with the margin loan and $1,300 to our bank for the outstanding amount on this line of credit. There were no amounts outstanding on these loans as of December 31, 2008.

The following table reflects information about interest expense and the deferred finance charge related to our notes payable as of December 31, 2009 and 2008:

	2009	2008
Interest expense	$302,674	$337,732
Capitalized interest	162,851	164,263

Deferred finance charge balance	$19,205	$136,958

Note 6 – Deferred Gain

In 2007, Jurasin created Amber and entered into a credit facility with MBL (See Note 6). In connection with the credit facility, MAC received a 25% ownership interest in Amber. In addition, when the outstanding loan exceeded a set amount, MAC received an additional 24% ownership. In April 2008, Jurasin contributed assets with a historical cost of $189,670 to Amber. MAC’s pro rata share of the assets, $47,417, is reflected as a basis adjustment in the underlying asset and was recorded as a deferred item in oil and gas properties. Similarly, during 2009, MAC received the additional 24% ownership in Amber, which resulted in an additional basis difference of $57,994. This amount, along with the remaining balance of the $47,417 amount recorded in 2008, was netted against the deferred gain (see below).

On October 9, 2009, our interest in our subsidiary, Amber, reduced from 75% to 51% in accordance with certain terms of the company agreement as discussed in Note 6. At the time of the change in ownership percentage, Amber’s equity was a deficit because the aggregate liabilities exceeded the aggregate assets. The reduction in ownership percentage triggered a basis difference between Jurasin’s investment and the underlying net liability. As a result, we recorded a deferred gain, net of the unamortized basis difference noted above, and is amortizing the net balance into income over the life of the oil and gas assets. The difference in basis as of October 9, 2009 was $443,954, which equates to 24% of the accumulated losses in Amber through that date. The net deferred gain of $338,543 will be recovered over 17 years, the useful life of Amber’s underlying oil and gas assets as indicated in our reserve report, as a reduction of depletion. We recovered $5,008 during the year ended December 31, 2009, resulting in a carrying value of $333,535 .

Note 7 – Asset Retirement Obligation

The following is a reconciliation of our asset retirement obligation liability as of December 31, 2009 and 2008:

	2009	2008
Liability for asset retirement obligation, beginning of period	$173,605	$—
Additions	—	162,532
Liabilities transferred in conjunction with adjustment of interest in subsidiary	(38,162)	—
Revisions in estimated cash flows	(11,709)	—
Accretion	14,589	11,073
Liability for asset retirement obligation, end of period	$138,323	$173,605

Note 8 - Stockholder’s Deficit

We have 100 shares of no par value common stock issued and outstanding. The sole stockholder contributed $100 as consideration for the stock.

Common Stock – no par

In October 2007, when Amber, our subsidiary, was formed, we contributed $100 and the other member, MBL, contributed $51,865. In our statement of stockholder’s equity, we reflected MBL’s pro rata share of our contribution, $25, as a capital distribution to MBL and our pro rata share of their contribution, $38,899, as an increase in capital.

In October 2009, in accordance with the company agreement, as more fully discussed in Note 6 – Notes Payable, MBL’s equity interest in Amber increased from 25% to 49%. This resulted in a further reduction of our investment in the underlying oil and gas assets contributed to Amber. See Note 7.

Note 9 – Related Party Transactions

Related parties include John Jurasin, the sole stockholder of Jurasin, and MAC, the owner of 49% equity interest in Amber. Transactions involving related parties are as follows:

MBL/MAC

Amber Energy is partially owned by MAC, which is otherwise an unrelated party, and Jurasin uses the proportionate consolidation method to consolidate Amber. Jurasin pays for goods and services on behalf of Amber and passes those charges on to Amber through intercompany billings. Periodically, Amber will reimburse Jurasin for these expenses or potentially pay for goods and services on behalf of Jurasin. These transactions are recorded as a due to / from Amber in Jurasin’s records and as a due to / from Jurasin in Amber’s records. Due to the fact that Jurasin only consolidates its proportionate share of balance sheet and income statement amounts, the portion of the due from Amber related to the other interest owner does not eliminate and is carried as a due from Amber until the balance is settled through a cash payment. Due from related party was $139,193 as of December 31, 2009 and we owed our affiliate $36,089 as of December 31, 2008.

MAC received a 25% equity interest in Amber when the company was formed and an affiliate of MBL is also is a lender to Amber. The terms of the note payable to MBL and the Amber company agreement provided for an automatic increase in MAC’s interest in Amber if the outstanding debt on October 9, 2009 exceeded a threshold amount. This threshold amount was exceeded as of October 9, 2009 and MAC’s ownership interest in Amber increased by 24% to 49%. Our ownership interest decreased from 75% to 51% on that date. Thus, our pro rata share of the assets, liabilities, capital, and accumulated deficit was reduced by 24% on October 9, 2009.

John Jurasin

Effective March 2010, Jurasin assigned its contractual rights to overriding royalties and working interests in various projects, including the Baldwin AMI, the Coral, Ruby and Diamond Project and the Ensminger Project to a related party entity owned by John Jurasin, the sole stockholder of Jurasin.

Note 10 - Income Taxes

As of December 31, 2009, we had approximately $1,500,000 of U.S. federal and state net operating loss carry-forward available to offset future taxable income, which begins expiring in 2022, if not utilized.

Our deferred income taxes reflect the net tax effects of operating loss and tax credit carry forwards and temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible.

Components of deferred tax assets as of December 31, 2009 and 2008 are as follows:

	December 31,
	2009	2008
Net operating loss carry-forward	$1,620,000	$1,250,000
Valuation allowance for deferred tax assets	(1,620,000)	(1,250,000)
	$—	$—

The deferred tax asset generated by the loss carry-forward has been fully reserved due to the uncertainty we will be able to realize the benefit from it.

The reconciliation of income tax provision at the statutory rate to the reported income tax expense is as follows:

	December 31,
	2009	2008
US statutory federal rate	34%	34%
State income tax rate	8%	8%

Net operating loss for which no tax benefit is currently available	(42)%	(42)%
	—%	—%

The valuation allowance is evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

We have no positions for which it is reasonable that the total amounts of unrecognized tax benefits at December 31, 2009 will significantly increase or decrease within 12 months.

Generally, our income tax years 2006 through 2009 remain open and subject to examination by Federal tax authorities or the tax authorities in Louisiana and Texas which are the jurisdictions where we have our principal operations. In certain jurisdictions we operate through more than one legal entity, each of which may have different open years subject to examination. No material amounts of the unrecognized income tax benefits have been identified to date that would impact our effective income tax rate.

Note 11 - Commitments and Contingencies

Contingencies

From time to time, we may be a plaintiff or defendant in a pending or threatened legal proceeding arising in the normal course of its business. All known liabilities are accrued based on our best estimate of the potential loss. While the outcome and impact of currently pending legal proceedings cannot be predicted with certainty, our management and legal counsel believe that the resolution of these proceedings through settlement or adverse judgment will not have a material adverse effect on our consolidated operating results, financial position or cash flows.

Jurasin, as an owner or lessee and operator of oil and gas properties, is subject to various federal, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution clean-up resulting from operations and subject the lessee to liability for pollution damages. In some instances, we may be directed to suspend or cease operations in the affected area. We maintain insurance coverage, which we believe is customary in the industry, although we are not fully insured against all environmental risks.

In March 2010, the Company received the results of an audit conducted by the non-operator regarding the drilling of the CasKids Operating #2 Ensminger well. During the period under audit, the Company was the operator under the Operating Agreement for this well. The non-operator asserts that it is owed a refund of $340,317 based on the results of that audit. The Company does not believe that this claim has merit and intends to challenge the audit results. As of December 31, 2009 and March 31, 2010, $4,727 was accrued in connection with this contingency.

Commitments

In conjunction with our acquisition of the Ensminger Project, we assumed the obligation to plug the Ensminger #1 well, which includes providing a bond in the amount of $186,150, which we obtained by collateralizing our assets under the letter of credit available pursuant to the Amber Credit Facility. This bond will be reduced to $55,845 upon completion of the Ensminger #2 well as a successful well when third parties will assume their proportionate share of the obligation.

We lease office space in Houston, Texas. Our office lease is due to expire in October 2010, with options for renewal for up to 3 years at specified rates. Lease expense for the years ended December 31, 2009 and 2008 was $85,868 and $64,215, respectively.

Note 12 – Additional Financial Statement Information

Other current assets

	At December 31,
	2009	2008
Prepaid expenses	$8,967	$9,619
Insurance recovery	—	856,593
Tax refund	—	4,056
Total Other current assets	$8,967	$870,268

In the wake of Hurricanes Gustav and Ike, we incurred underground damage to one of our wells. The well was eventually controlled, but was incapable of being completed. As a result, the well was plugged and abandoned. In February 2009, we received an insurance recovery of $856,593, which related to the costs to control of the well, as well as some compensation for payments made for loss of 3rd Party downhole equipment. At December 31, 2008, a receivable of $856,593 was recorded, as the payment amount was known and receipt was probable.

Property and Equipment

Property and equipment consisted of the following:

		at December 31,
	Approximate Life	2009	2008
Furniture and fixtures	7 years	$68,549	$68,549
Computer equipment and software	3 - 5 years	46,411	46,411
Vehicles	5 years	67,498	67,498
Total property and equipment		182,458	182,458
Less accumulated depreciation		(172,093)	(153,371)
Net book value		$10,365	$29,087

Depreciation expense was $18,722 and $17,167 for the years ended December 31, 2009 and 2008, respectively.

Deposit

In December 2009, Amber received an advance payment of $127,500 towards a purchase of a partial working interest in Ensminger. In February 2010, Jurasin conveyed an overriding ownership interest it owned in Ensminger to the counterparty. There were no deposits as of December 31, 2008.

Accounts payable and accrued expenses

Accounts payable and accrued expenses consist of the following:

	2009	2008
Accounts payable	$252,868	$1,462,300
Accrued payroll obligations	3,907	34,327
Accrued taxes	23,733	18,733
Other payables	1,011,021	880,497
Accounts payable and accrued expenses	$1,291,529	$2,395,857

Other payables relate to our Aquamarine Project and consist of AFE overruns and a penalty for our non-consent to a workover procedure. In accordance with the joint operating agreement, the amounts billed will be recovered by offsetting the revenue from the property against the payable.

The following is a reconciliation of our liability for other payables as of December 31, 2009 and 2008:

	2009	2008
Liability for other payables, beginning of period	$880,497	$—
Additions	201,376	1,376,953
Revenue offset	(70,852)	(496,456)
Liability for other payables, end of period	$1,011,021	$880,497

Note 13 – Subsequent Events

In March 2010, Amber entered into an Exploration and Ratification and Joinder Agreement, effective February 1, 2010, by which Amber sub-let its leases in the Ensminger Project for the drilling of the Energy XXI #2 Ensminger well. Under this agreement, the other parties will pay 100% of Amber’s costs to drill and complete the well. Amber also received $149,175. In return, Amber’s interest is reduced to 6.375% before payout of the #2 Ensminger well and 7.65% after payout of the well. In addition, Energy XXI became the operator of the wells in the project. The #2 well was spud in April 2010 and is currently temporarily abandoned pending evaluation of further operations.

In March 2010, pursuant to a letter agreement, we assigned to a third party a 0.5% overriding royalty interest in the Ensminger Project for $250,000. The funds had been paid to Amber in December 2009 and are reflected as of that date as a deposit of $127,500, our pro rata share of the liability.

In January 2010, Jurasin entered into an Area of Mutual Interest Agreement with a third party covering certain lands located in St. Mary Parish, Louisiana. Under the terms of the agreement, the third party will pay 100% of the lease acquisition costs, a fee to Jurasin of $50,000, pay Jurasin’s share of the cost of the first well, and assign to Jurasin an overriding royalty of a maximum of 2.5%. Jurasin would not be due any overriding royalty on any leases that are acquired with a landowner’s royalty of 27.5% or more. Jurasin will have a 12.5% interest before payout and a 15% interest after payout of the first well. Jurasin has the option to participate for an additional 10% by paying that percentage of the leases and well costs.

Effective March 2010, Jurasin assigned certain overriding royalty interests and its contractual rights to overriding royalties and working interests in various projects, including the Baldwin AMI, the Coral, Ruby and Diamond Project and the Ensminger Project to a related party entity owned by John M. Jurasin.

In February 2010, Rampant Lion entered into a supplemental agreement with its lender, Macquarie Bank Limited, which extends the Maturity Date of the credit facility to March 14, 2011 and calls for the cross-collateralization of the Rampant Lion debt with that of Amber.

In April 2010, we terminated a contract with our former CFO. The termination agreement provides that, if we close a reverse merger with Radiant under a certain reorganization agreement, we will pay him $150,000 on the earlier of the closing of a funding in excess of $2,000,000 or December 31, 2010.

In May 2010, Jurasin Oil and Gas, Inc. (“we”, “us”, “Jurasin”) issued 20 shares of our common stock to employees contingent upon the closing of a reverse acquisition transaction. The shares were ascribed a nominal value due to Jurasin’s negative net worth on the grant date. The shares award includes 5.3 shares of common stock that were issued to John Jurasin, our President and majority shareholder.

In August 2010, we completed a reverse acquisition transaction through an Reorganization Agreement with Radiant Oil and Gas, Inc. (“Radiant”) whereby Radiant acquired 100% of our issued and outstanding capital stock in exchange for 5,000,000 shares of Radiant’s common stock. The agreement provides for the issuance of up to an additional 1,000,000 shares of Radiant common stock upon the satisfaction of certain performance conditions. In the fourth quarter certain of the performance conditions were met resulting in the vesting of 500,000 of these shares. The other 500,000 shares are still subject to certain additional performance conditions. As a result of the reverse acquisition, we became Radiant’s wholly-owned subsidiary and our former stockholders became the controlling stockholders of Radiant. The share exchange with Radiant was treated as a reverse acquisition, with Jurasin as the accounting acquirer and Radiant as the acquired party.

Simultaneously with the closing of the Reorganization Agreement, we entered into a modification of the Amber and Rampant Credit Facilities under which:

•

The maturity date of our Amber Credit Facility was extended to March 20, 2011;

•

We agreed to make monthly interest payments on the Rampant credit facility and mandatory principal reduction payments on both the Credit Facilities on August 20, 2010 and September 20, 2010 in the amount of $100,000 and on the 20 th  of each month from October through March 2011 of $250,000 each. We shall also pay amounts equal to 1/6 th  of the gross proceeds we raise through the subsequent equity raised, any proceeds from the sale of collateral, and any insurance proceeds received, which amounts shall be credited against the monthly mandatory principal reduction payments;

•

We cross-collateralized the Rampant and Amber Credit Facilities and Amber and Rampant each executed an unconditional guarantee of payment of the obligations under both Credit Facilities;

•

Radiant executed a limited guarantee of payment of up to $500,000 for the obligations under both Credit Facilities;

•

MBL agreed to convert $1,000,000 ($510,000 net of our proportionate share) of the Credit Facility into shares of Radiant common stock at a conversion price of $2.00 per share (subject to downward adjustment depending upon pricing of subsequent Company equity financings) in increments of $500,000 ($255,000 net to our proportionate share) corresponding to principal reductions made us during and after July 2010, provided that upon each such conversion there is (i) no event of default in the Credit Facility and (ii) $500,000 and $1,000,000, respectively, of aggregate mandatory principal payments on the Credit Facility have been paid, of which $300,000 has been paid through October 2010; and

•

Our lender agreed to reconvey to Jurasin all interests in real property and membership interests conveyed to its affiliate Macquarie Americas Corp (“MAC”) in connection with the Amber Credit Facility, provided that all obligations under the Amber Credit Facility, Rampant Lion Credit Facility, and all letters of credit shall have been paid in cash prior to March 15, 2011.

In connection with the Reorganization, we assumed Radiant’s outstanding liabilities as of the closing date, which totaled approximately $228,000.

In October of 2010 the RLE Credit Facility was amended to eliminate any financial ratios or production covenants that would put the company in technical default. There are no current events of default on either Facility. Furthermore the Company received a waiver from MBL that extended the October 20, 2010 date, for making one of the required payments, until November 12, 2010. Such November payment was made on November 15 to MBL’s full satisfaction to MBL as indicated by written correspondence MBL subsequently issued a waiver to extend the scheduled November 20, 2010 and December 20, 2010 payments until January 28, 2011.

Common stock issued by Radiant

Prior to the closing of the Reorganization Agreement, Radiant issued common stock to consultants as follows:

•

50,000 shares of common stock to a former officer of Radiant as consideration associated with his entering into an agreement to serve as one of our directors. The shares were valued at $50,000, or $1.00 per share, the value of the PPM offering for Radiant common stock. 50,000 additional shares will vest one year from the Reorganization Agreement closing date.

•

543,205 shares of Radiant common stock to an investment relation/public relations firm for services. The shares are fully vested and non-forfeitable at the time of issuance. The shares were valued at $543,205, or $1.00 per share, the value of the PPM offering for Radiant common stock.

•

3,000,000 shares of Radiant common stock to John Thomas Financial (“JTF”), as consideration for an investment banking agreement on August 23, 2010. As amended the agreement states that in the event JTF places equity or equity equivalent offerings, it will receive a cash placement agent fee of 10% of the gross proceeds of any offerings and cash expense reimbursement of 3% of the gross proceeds of any offerings, except that the fees and expense reimbursements are 8% and $75,000 respectively, for the first $2,000,000 (exclusive of the $600,000 raised in August 2010) of proceeds. At the closing of each equity offering, the firm will receive warrants to purchase one share of common stock for each ten shares sold with an exercise price of 105% of the offering price of the stock. The investment banking firm will forfeit 2,000,000 of the 3,000,000 shares received at the signing of the original agreement if, within 12 months after a registration statement has been filed and declared effective, $10,000,000 has not been raised pursuant to the agreement; and Radiant will pay a consulting fee of $8,000 in cash per month for one year after the first closing of at least the Minimum amount under the private offering. The 1,000,000 vested shares were valued at $1,000,000 or $1.00 per share, the value of the PPM offering for Radiant common stock and are shown in capital as an offering cost.

JTF will be the placement agent for a series of private offerings for up to $14,500,000 on a best efforts basis. The fee paid is reflected as a reduction of additional paid in capital as a deferred offering cost, which will offset the gross proceeds received from equity offerings. The investment banking agreement also provides for the placement of debt instruments. As debt offerings are closed, the pro rata portion of the pre-paid offering costs associated with the debt will be recorded, to deferred finance charge.

The agreement requires Radiant to file a registration statement with the Securities and Exchange Commission within 30 days of the earlier of (i) raising a total of $12 million and (ii) March 31, 2011, and to use its best efforts to have the registration statement declared effective within 120 days from the filing of the registration statement. The penalty for noncompliance is 2% of the issued and outstanding common stock, up to a cap of 6%, for each 30 day period of delay.

In the event that JTF places debt financing, they will receive a cash placement fee as follows: 5% of the first $10 million, 4% of the next $10 million, 3% of the next $10 million, 2% of the next $10 million, and 1% of any amounts raised over $40 million. If Radiant enters into additional financing with MBL, JTF will receive 2% of the cash proceeds.

During August 2010, the agreement was modified as follows:

•

The investment banking firm will receive a placement agent fee of 8% of the gross proceeds raised for the first $2,000,000 raised;

•

The investment banking firm will forfeit 2,000,000 of the 3,000,000 shares received at the signing of the original agreement if, within 12 months after a registration statement has been filed and declared effective, $10,000,000 has not been raised pursuant to the agreement; and

•

Radiant will pay a consulting fee of $8,000 in cash per month for one year after the first $2,000,000 has been raised.

Radiant issued to accredited investors (i) on November 12, 2010, 1,065,000 shares of our common stock for proceeds of $1,065,000 (including a principal amount of $500,000 from the 18% debentures that was converted into 500,000 shares of our common stock), less an 8% sales commission of $85,200 and related expenses of approximately $31,000 and (ii) on November 15, 2010, 150,000 shares of our common stock for gross proceeds of $150,000 less an 8% sales commission of $12,000. In addition, the Company granted demand registration rights with respect to the resale of the 1,215,000 shares of common stock issued. As part of the compensation for placement of the offering John Thomas Financial received warrants to purchase 121,500 shares of our common stock for $1.05. The Company used a portion of the proceeds to repay $250,000 on the Credit Facility and $100,000 plus accrued interest for the remaining 18% debentures.

Issuance of debentures by Radiant

Prior to the closing of the Reorganization Agreement, Radiant sold 4.75 units consisting of $475,000 of debentures and warrants to purchase 237,500 shares of Radiant common stock to three investors. The debentures have an 18% per annum stated interest rate, an effective interest rate of 71%, and mature on July 31, 2011. The warrants have an exercise price of $1.00 per share and a term of up to 4 years. The proceeds of the debentures were allocated between the debentures and the warrants based on their relative fair market values. The fair market value of the warrants was determined using the black-sholes option pricing model with the following assumptions:

Risk-free interest rate	1.22%
Dividend yield	0%
Volatility factor	232%
Expected life (years)	4 years

We allocated the proceeds, which were collected prior to the close of the Reorganization Agreement and which totaled $475,000, between the warrants and the debentures based on the relative fair values as follows:

Relative fair value of warrants	$156,223
Relative fair value of debenture	$318,777
Gross proceeds	$475,000

The relative fair value of the warrants is reflected as a discount from the debt. The discount will be amortized using the effective interest method over the life of the debenture, one year.

Prior to the closing of the Reorganization Agreement, Radiant sold 1.25 units consisting of debentures with a face amount of $125,000 and warrants to purchase 62,500 shares of Radiant common stock to a related party of Radiant. The debentures have an 18% per annum stated interest rate, an effective interest rate of 71%, and mature on July 31, 2011. The warrants have an exercise price of $1.00 per share and a term of up to 4 years. The proceeds of the debentures were allocated between the debentures and the warrants based on their relative fair market values. The fair market value of the warrants were determined using the black-sholes option pricing model with the following assumptions:

Risk-free interest rate	1.22%
Dividend yield	0%
Volatility factor	232%
Expected life (years)	4 years

We allocated the proceeds between the warrants and the debentures based on the relative fair values as follows:

Relative fair value of warrants	$ 41,113
Relative fair value of debenture	$ 83,887
Gross proceeds	$125,000

The relative fair value of the warrants is reflected as a discount from the debt. The discount will be amortized using the effective interest method over the life of the debenture, one year.

The proceeds from the sale of these debentures were used to pay $100,000 of Jurasin’s existing notes payable and provided $25,000 in cash to Radiant.

The investment agreement described in above provides that $600,000 of the debentures sold apply against the offerings to raise up to $14,500,000. Accordingly, the pro rata portion of the offering costs associated with the $600,000 funding, $152,069, will be reflected as a deferred finance charge. The deferred finance charge will be amortized over the life of the debentures, one year.

In November 2010, $500,000 of the debentures was converted into 500,000 shares of the Company’s common stock. The remaining $100,000 was repaid in full from the proceeds of the sale of common stock.

Note payable to related party

In connection with the Reorganization, we issued Mr. John Jurasin, the Majority Shareholder of Jurasin, a note in the principal amount of $884,000, which accrues interest at 4% per annum and is payable in three years. The Jurasin note shall be prepaid upon the Company raising at least $10,000,000 and subject to payment in full of the Credit Facility. Also in connection with the Reorganization, an additional note in the principal amount of $165,000, which accrues interest at 4% per annum and is payable upon demand subject to payment in full of the Credit Facility, is also due to Mr. Jurasin. The note and payable were treated as a dividend to Mr. Jurasin.

Commitments

In connection with the Reorganization Agreement, we entered into the following agreements:

•

An employment agreement with John M. Jurasin, who will continue as President and Chief Executive Officer of the surviving entity, under which he will receive $200,000 per year as base salary. The base salary will increase to $250,000 after $10,000,000 in debt or equity funding is raised and $300,000 after we become cash flow positive;

•

Employment agreements and a director’s agreement under which we are obligated to pay $581,000 in the first year, $569,000 in the second year, and $145,000 in the third year after the closing of the Reorganization agreement;

•

An indemnity agreement with a director under which he will be paid $25,000 prior to the payment of any cash bonus to one of our employees, directors, or officers;

•

Employment and consulting agreements that provide for contingent payments of $35,000 if we raise $3,600,000 in equity or debt funding and a payment of $25,000 if we raise an additional $3,000,000 in equity or debt funding; and

•

An indemnity agreement with a related party under which they will receive $250,000 if we raise $10,000,000 in debt or equity funding.

Immediately subsequent to the reorganization, we granted options to purchase 694,122 shares of Radiant common stock with an exercise price of $1.00 per share and a term of 10 years to Jurasin employees and an option to purchase 93,000 shares of common stock with an exercise price of $1.00 per share and a term of 10 years to a Jurasin consultant. The options vest 1/3 on the first anniversary of the grant, 1/3 on the second anniversary of the grant, and 1/3 on the third anniversary of the grant. The fair value of the options issued to employees, $690,876, was based on the quoted market price of Radiant's stock on the date of grant and estimated using the Black-Sholes option pricing model. It will be recorded as compensation expense over the vesting period in accordance with financial accounting standards. The fair value of the option issued to the consultant, $92,873, was based on the quoted market price of Radiant's stock on the date of grant and estimated using the Black-Sholes option pricing model and will be recorded as compensation expense over the vesting period in accordance with financial accounting standards. The following assumptions were used in the Black-Sholes option pricing model:

Risk-free interest rate	1.93%
Dividend yield	0%
Volatility factor	229%
Expected life (years)*	6 years

The expected term of the options was computed using the “plain vanilla” method as prescribed by Securities and Exchange Commission Staff Accounting Bulletin 107 because we do not have sufficient data regarding employee exercise behavior to estimate the expected term. The volatility was determined by referring to the average historical volatility of a peer group of public companies because we do not have sufficient trading history to determine our historical volatility.

Stock split

Radiant effected a 2 for 1 reverse stock split effective September 9, 2010. These financial statements reflect the effects of the stock split.

Note 14 – Supplemental Oil and Gas Information (Unaudited)

The following supplemental information regarding our oil and gas activities is presented pursuant to the disclosure requirements promulgated by the SEC and ASC 932, Extractive Activities —Oil and Gas, (ASC 932).

Users of this information should be aware that the process of estimating quantities of “proved” and “proved developed” oil and natural gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various reservoirs make these estimates generally less precise than other estimates included in the financial statement disclosures.

Proved reserves represent estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions in effect when the estimates were made. Proved developed reserves are proved reserves expected to be recovered through wells and equipment in place and under operating methods used when the estimates were made.

In the following table, natural gas liquids are included in natural gas reserves. The oil and natural gas liquids price as of December 31, 2009 is based on the 12-month unweighted average of the first of the month prices of the West Texas Intermediate posted price which equates to $61.18 per barrel. Oil and natural gas liquids prices as of December 31, 2008 and 2007 are based on the respective year-end West Texas Intermediate posted price of $44.60 per barrel and $85.52 per barrel. The gas price as of December 31, 2009 is based on the 12-month unweighted average of the first of the month prices of the Henry Hub spot price which equates to $3.87 per MMbtu. Gas prices as of December 31, 2008 and 2007 are based on the respective year-end Henry Hub spot market price of $5.71 per MMbtu and $6.80 per MMbtu . All prices are held constant in accordance with SEC guidelines. All proved reserves are located in the United States; specifically, in on-shore Louisiana and off-shore Texas.

The following table illustrates our estimated net proved reserves, including changes, and proved developed reserves for the periods indicated, as estimated by third party reservoir engineers.

Proved Reserves

	Oil (Barrels)	Gas (MCF)	Total (MCFE)
Balance – December 31, 2007	157,853	11,343,916	12,291,032
Revisions of previous estimates	—	—	—
Production	(23)	(33,912)	(34,050)
Purchase (sales) of minerals in place	(97,950)	(6,529,984)	(7,117,682)

Balance – December 31, 2008	59,880	4,780,020	5,139,300
Revisions of previous estimates	(17)	(228,588)	(228,692)
Production	(453)	(20,322)	(23,038)
Purchase (sales) of minerals in place	(18,806)	(1,253,757)	(1,366,595)

Balance – December 31, 2009	40,604	3,277,353	3,520,975

	Proved Developed Reserves
	Oil (bbls)	Gas (Mcf)	Equivalent (Mcfe)
December 31, 2009	640	613,120	616,960
December 31, 2008	1,100	862,030	868,690

	Proved Undeveloped Reserves
	Oil (Mbbls)	Gas (Mcf)	Equivalent (Mcfe)
December 31, 2009	39,964	2,664,233	2,904,015
December 31, 2008	58,770	3,917,990	4,270,610

Noteworthy amounts included in the categories of proved reserve changes for the years 2009, 2008, and 2007 in the above tables include:

•

Revisions of Previous Estimates — Proved reserves must be estimated using the assumption that prices and costs remain constant for the duration of the reservoir life. Due to significantly lower average first-day of the month gas prices calculated for the 12 months ended December 31, 2009 compared to prices as of December 31, 2008, certain of our proved reserves were no longer economically producible.

•

Sales of minerals in place — reflects an adjustment of our interest in a project from 100% to 75% due to the contribution of the project to Amber in the year ended December 31, 2008, sale of 50% working interest to unaffiliated third parties in the project during the year ended December 31, 2008, and a change in our proportional ownership of Amber, from 75% to 51% during the year ended December 31, 2009, as discussed in Note 4 – Oil and Gas Properties.

The SEC amended its definitions of oil and natural gas reserves effective December 31, 2009. Previous periods were not restated for the new rules. Key revisions include a change in pricing used to prepare reserve estimates to a 12-month un-weighted average of the first-day-of-the-month prices, the inclusion of non-traditional resources in reserves, definitional changes, and allowing the application of reliable technologies in determining proved reserves, and other new disclosures (Revised SEC rules). The Revised SEC rules did not affect the quantities of our proved reserves.

The reserves in this report have been estimated using deterministic methods. For wells classified as proved developed producing where sufficient production history existed, reserves were based on individual well performance evaluation and production decline curve extrapolation techniques. For undeveloped locations and wells that lacked sufficient production history, reserves were based on analogy to producing wells within the same area exhibiting similar geologic and reservoir characteristics, combined with volumetric methods. The volumetric estimates were based on geologic maps and rock and fluid properties derived from well logs, core data, pressure measurements, and fluid samples. Well spacing was determined from drainage patterns derived from a combination of performance-based recoveries and volumetric estimates for each area or field. Proved undeveloped locations were limited to areas of uniformly high quality reservoir properties, between existing commercial producers.

Capitalized Costs Related to Oil and Gas Activities

The following table illustrates the total amount of capitalized costs relating to oil and natural gas producing activities and the total amount of related accumulated depreciation, depletion and amortization. All oil and gas properties are located in the United States of America.

December 31, 2009	Total
Evaluated properties	$4,918,840
Less cost recovery	(1,695,918)
Less depreciation, depletion, and amortization	(41,546)
Net capitalized cost	$3,181,376

December 31, 2008
Evaluated properties	$5,937,048
Less cost recovery	(2,355,918)
Less depreciation, depletion, and amortization	(20,847)
Net capitalized cost	$3,560,283

Costs Incurred in Oil and Gas Activities

All costs incurred associated with oil and gas activities were incurred in the United States of America. Costs incurred in property acquisition, exploration and development activities were as follows:

December 31, 2009	United States
Property acquisition
Unproved	$127,207
Proved	21,584
Exploration	52,846
Development	39,219
Adjustment of interest in investee	(599,067)
Total costs incurred	$(358,211)

December 31, 2008	United States
Property Acquisition
Unproved	$1,392,987
Proved	118,928
Exploration	145,208
Development	2,791,918
Cost recovery	(2,355,918)
Total costs incurred	$2,093,123

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

The following Standardized Measure of Discounted Future Net Cash Flow information has been developed utilizing ASC 932, Extractive Activities —Oil and Gas,  (ASC 932) procedures and based on estimated oil and natural gas reserve and production volumes. It can be used for some comparisons, but should not be the only method used to evaluate us or our performance. Further, the information in the following table may not represent realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flow be viewed as representative of our current value.

We believe that the following factors should be taken into account when reviewing the following information:

•

future costs and selling prices will probably differ from those required to be used in these calculations;

•

due to future market conditions and governmental regulations, actual rates of production in future years may vary significantly from the rate of production assumed in the calculations;

•

a 10% discount rate may not be reasonable as a measure of the relative risk inherent in realizing future net oil and natural gas revenues; and

•

future net revenues may be subject to different rates of income taxation.

Under the Standardized Measure, for the year ended December 31, 2008 the future cash inflows were estimated by applying year-end oil and natural gas prices to the estimated future production of year-end proved reserves. Estimates of future income taxes are computed using current statutory income tax rates including consideration for estimated future statutory depletion and tax credits. The resulting net cash flows are reduced to present value amounts by applying a 10% discount factor. Use of a 10% discount rate and year-end prices were required. At December 31, 2009, as specified by the SEC, the prices for oil and natural gas used in this calculation were the un-weighted 12-month average of the first day of the month (12-month un-weighted average) cash price quotes, except for volumes subject to fixed price contracts.

The Standardized Measure is as follows:

	2009	2008
Future cash inflows	$15,111,729	$29,612,086
Future production costs	1,248,748	1,602,831
Future development costs	2,030,055	3,780,375
Future income tax expenses	—	—

Future net cash flows	11,832,926	24,228,880
10% annual discount for estimated timing of cash flows	4,818,104	10,354,318

Future net cash flows at end of year	$7,014,822	$13,874,562

Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

The following is a summary of the changes in the Standardized Measure of discounted future net cash flows for our proved oil and natural gas reserves during each of the years in the two year period ended December 31, 2009:

	2009	2008
Standardized measure of discounted future net cash flows at beginning of year	$13,874,562	$46,395,971
Net changes in prices and production costs	(6,957,255)	(24,269,352)
Sales of oil and gas produced, net of production costs	(77,423)	(160,526)
Purchases (sales) of minerals in place	(4,592,711)	(33,555,826)
Revisions of previous quantity estimates	(768,565)	—
Net change in income taxes	—	—
Accretion of discount	5,536,214	25,464,295
Standardized measure of discounted future net cash flows at year end	$7,014,822	$13,874,562

The following schedule includes only the revenues from the production and sale of gas, oil, condensate and NGLs. The income tax expense is calculated by applying the current statutory tax rates to the revenues after deducting costs, which include DD&A allowances, after giving effect to permanent differences. Due to net operating loss carryforwards related to producing activities, income taxes have not been provided at December 31, 2009. The results of operations exclude general office overhead and interest expense attributable to oil and gas activities.

Results of Operations for Producing Activities

	2009	2008
Net revenues from production	$106,502	$519,183

Expenses
Oil and gas operating	278,383	210,865
Accretion	14,589	11,073
Operating expenses	292,972	221,938

Depreciation, depletion and amortization	15,691	20,847
Total expenses	308,663	242,785

Loss before income tax	(202,161)	276,398
Income tax expenses	—	—
Results of operations	$(202,161)	$276,398

Depreciation, depletion and amortization rate per net equivalent MCFE	$.68	$.61

JURASIN OIL AND GAS, INC.

Index to Consolidated Financial Statements

TABLE OF CONTENTS

Consolidated Balance Sheets as of September 30, 2010 (Unaudited) and December 31, 2009	F-30
Consolidated Statements of Operations and Comprehensive Loss for the three and nine months ended September 30, 2010 and 2009 (Unaudited)	F-31
Consolidated Statements of Cash Flows for the nine months ended September 30, 2010 and 2009 (Unaudited)	F-32
Notes to Consolidated Financial Statements	F-33

RADIANT OIL AND GAS, INC
CONSOLIDATED BALANCE SHEET
(UNAUDITED)
	September 30,	December 31,
	2010	2009
ASSETS
CURRENT ASSETS
Cash	$34,989	$198,127
Investments	-	246,930
Accounts receivable	16,844	55,784
Prepaid expenses	9,571	8,967
Deferred finance charge, net	-	19,205
Due from related parties	377,206	139,193
TOTAL CURRENT ASSETS	438,610	668,206

PROPERTY AND EQUIPMENT
Oil and gas properties, accounted for using the full cost method

Evaluated, net of accumulated depletion of $91,956 and $41,546 respectively	2,817,859	3,181,376
Other, net of accumulated depreciation of $175,910 and $172,093 respectively	9,146	10,365
TOTAL PROPERTY AND EQUIPMENT	2,827,005	3,191,741

TOTAL ASSETS	$3,265,615	$3,859,947

LIABILITIES AND STOCKHOLDER'S DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued expenses	$1,543,677	$1,291,529
Due to related parties	1,134,864	-
Accrued interest	226,139	475,831
Deposit	-	127,500
Notes payable, net of unamortized discount of $187,959 and $6,608 respectively	2,925,156	3,375,684
Debentures payable, net of unamortized discount of $134,542	340,458	-
Debentures payable - related party, net of unamortized discount of $35,406	89,594	-
Derivative liability	172,791	-
TOTAL CURRENT LIABILITIES	6,432,679	5,270,544
Asset retirement obligation	95,941	138,323
Deferred gain	318,236	333,535
TOTAL LIABILITIES	6,846,856	5,742,402

STOCKHOLDER'S DEFICIT
Common stock - par $0.01: 9,085,846 shares	90,858	41,667
Additional paid in capital (accumulated deficit)	1,024,626	(2,693)
Other comprehensive income: unrealized gain in securities	-	28,764
Accumulated deficit	(4,696,725)	(1,950,193)

TOTAL STOCKHOLDER'S DEFICIT	(3,581,241)	(1,882,455)

TOTAL LIABILITIES AND STOCKHOLDER'S DEFICIT	$3,265,615	$3,859,947

The accompanying footnotes are an integral part of these financial statements

RADIANT OIL AND GAS, INC
CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS
(UNAUDITED)

	Three Months Ended Sep 30,		Nine Months Ended Sep 30,
	2010	2009	2010	2009

REVENUE
Oil and gas	$48,506	$22,979	$142,265	$38,294

OPERATING EXPENSES
Lease operating expenses	14,591	3,271	57,310	260,279
Depreciation, depletion, and amortization	10,387	9,854	38,928	24,385
Accretion expense	1,857	3,827	6,228	11,482
Selling, general and administrative expenses	1,475,653	154,652	1,826,382	385,048

TOTAL OPERATING EXPENSES	$1,502,488	$171,604	$1,928,848	$681,194

LOSS FROM OPERATIONS	(1,453,982)	(148,625)	(1,786,583)	(642,900)

Gain on forgiveness of interest	266,084		266,084
Realized gain on sale of securities	21,367		21,367	(21,926)
Gain on Derivatives	60,548		60,548
Interest expense, net	(70,070)	(140,350)	(258,947)	(429,273)

NET LOSS	$(1,176,053)	$(288,975)	$(1,697,531)	$(1,094,099)

Unrealized gain / (loss) on available for sale securities	(15,087)	30,192	(28,764)	61,781

COMPREHENSIVE NET LOSS	$(1,191,140)	$(258,783)	$(1,726,295)	$(1,032,318)

Weighted average number of shares outstanding	7,160,949	4,166,667	5,175,729	4,166,667
Loss Per Share	$(0.16)	$(0.07)	$(0.33)	$(0.26)

The accompanying footnotes are an integral part of these financial statements

RADIANT OIL AND GAS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Nine Months Ended September 30,
	2010		2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,697,531)		$(1,094,098)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion & amortization expense	38,928		24,384
Employee stock options	38,381		-
Amortization of deferred financing charge	98,584		109,104
(Gain)/loss on sale of investments	(21,367)		21,926
Accretion of asset retirement obligation	6,229		11,482
Stock for services	1,091,596		-
Change in derivative liability	(60,548)		-
Changes in operating assets and liabilities:
Accounts receivable	38,940		640,166
Accounts payable & accrued expenses	(169,389)		(703,883)
Due from related party	(238,013)		(42,362)
Prepaid expenses	(604)		3,403

NET CASH USED IN OPERATING ACTIVITIES	(874,794)		(1,029,878)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of oil and gas properties	(35,623)		(373,828)
Proceeds from sale of oil and gas properties	149,175		-
Purchases of other assets	(2,602)		-
Purchases of investments	(1,808)		(77,027)
Proceeds from sale of securities	241,341		25,006

NET CASH PROVIDED BY INVESTING ACTIVITIES	$350,483		$(425,849)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	496,891		-
Payments on borrowings	(255,663)		-
Proceeds from borrowings from related party	155,351		-
Payments on borrowings - related party	(35,406)		-

NET CASH PROVIDED BY FINANCING ACTIVITIES	361,173		-

NET DECREASE IN CASH	(163,138)		(1,455,727)
CASH AT BEGINNING OF YEAR	198,127		1,557,137
CASH AT YEAR END	$34,989		$101,410

SUPPLEMENTAL DISCLOSURES
Interest paid in cash $	$ 90,084	$	$ 92,432
Income taxes paid in cash	-		-

NON-CASH INVESTING AND FINANCING
Distributions to Shareholders	1,072,446
Assumption of liabilities of Radiant	227,359
Discount on notes payable	197,336
Gain/(loss) on sale of investments	(28,764)		61,781
Deposit on oil and gas properties	127,500
Gain on derivative	233,339
Assumption of asset retirement obligation	48,611
Change in asset retirement obligation estimate			2,417

The accompanying notes are an integral part of these consolidated financial statements

RADIANT OIL AND GAS, INC
STATEMENT OF CONSOLIDATED SHAREHOLDERS DEFICIT
(UNAUDITED)
	Common Shares	Common Stock	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholders' Deficit

BALANCE AT DECEMBER 31, 2009	4,166,667	41,667	(2,693)	(1,950,193)	28,764	(1,882,455)

Common shares issued by JOG prior to merger	833,335	8,333	(8,333)
Common shares retained by registrant	2,492,639	24,926	(252,285)			(227,359)
Common shares issued to placement agent	1,000,000	10,000	(10,000)			-
Common shares issued for services	593,205	5,932	592,432			598,364
Warrants on 18% debentures			197,338			197,338
Change in comprehensive income					(28,764)	(28,764)
Employee stock issued			493,232			493,232
Overriding Interest transferred to stockholder			(23,446)			(23,446)
Employee option expense			38,381			38,381
Dividend to shareholder				(1,049,001)		(1,049,001)

Net loss				(1,697,531)		(1,697,531)
BALANCE AT SEPTEMBER 30, 2010	9,085,846	90,858	1,024,626	(4,696,725)	-	(3,581,241)

The accompanying footnotes are an integral part of these financial statements

RADIANT OIL AND GAS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1 – Basis of Presentation and Summary of Significant Accounting Policies

Basis of presentation

These financial statements have been prepared by Radiant Oil and Gas, Inc. (Radiant, the Company, we, us, or our) without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). They reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results for the interim periods, on a basis consistent with the annual audited financial statements. All such adjustments are of a normal recurring nature. Certain information, accounting policies and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP) have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. This Quarterly Report on Form 10-Q should be read along with the Form 8-K and 8-K/A previously filed, which contains a summary of the Company’s significant accounting policies and other disclosures.

In August 2010, Jurasin Oil and Gas, Inc (“JOG”) completed a reverse acquisition transaction through an exchange agreement with us whereby we acquired 100% of JOG’s issued and outstanding capital stock in exchange for 5,000,000 shares of our common stock. The agreement provides for the issuance of up to an additional 1,000,000 shares of our common stock upon the satisfaction of certain performance conditions. As a result of the reverse acquisition, JOG became our wholly-owned subsidiary and former stockholders of JOG became the controlling stockholders of Radiant. The share exchange with Radiant was treated as a reverse acquisition, with JOG as the accounting acquirer and Radiant as the acquired party.

Effective September 9, 2010 Radiant effected a one for two reverse stock split. The accompanying financial statements have been retroactively restated to reflect the stock split.

Consequently, the assets and liabilities and the historical operations of JOG are reflected in the consolidated financial statements for periods prior to the Reorganization Agreement. Our assets and liabilities will be recorded at the historical cost basis. After the completion of the exchange agreement (“Reorganization”), our consolidated financial statements now include the assets and liabilities of both Radiant and JOG, JOG’s historical operations up through the closing date of the Reorganization and the combined operations of Radiant and JOG from the closing date of the Reorganization.

Cash and Cash Equivalents

Cash and cash equivalents include a joint bank account with a lender. Disbursements from this account are subject to the pre-approval of our lender. As of September 30, 2010 and December 31, 2009, respectively, the amount in this account totaled $ 1,990 and $727.

Due from Related Party

Radiant bills its partly owned subsidiary for goods and services provided on its behalf. We consolidate our proportionate share of balance sheet and income statement amounts. Thus, the portion of the due from Amber Energy, LLC (“AE”) related to the other interest owner does not eliminate and is carried as a due from AE until the balance is settled through a cash payment. Due from related party was $377,206 and $139,193 as of September 30, 2010 and December 31, 2009, respectively.

Due to Related Party John M Jurasin, our CEO advanced us $ 30,350 and $0 as of September 30, 2010 and December 31, 2009, respectively. The funds were advanced to pay operating expenses and there are no formal repayment terms.

Deferred Gain In 2007, Jurasin created Amber and entered into a credit facility with MBL. In connection with the credit facility, MAC received a 25% ownership interest in Amber. In addition, when the outstanding loan exceeded a set amount, MAC received an additional 24% ownership. In April 2008, Jurasin contributed assets with a historical cost of $189,670 to Amber. MAC’s pro rata share of the assets, $47,417, is reflected as a basis adjustment in the underlying asset and was recorded as a deferred item in oil and gas properties. Similarly, during 2009, MAC received the additional 24% ownership in Amber, which resulted in an additional basis difference of $57,994. This amount, along with the remaining balance of the $47,417 amount recorded in 2008, was netted against the deferred gain (see below).

•

On October 9, 2009, our interest in our subsidiary, Amber, reduced from 75% to 51% in accordance with certain terms of the company agreement as discussed in Note 6. At the time of the change in ownership percentage, Amber’s equity was a deficit because the aggregate liabilities exceeded the aggregate assets. The reduction in ownership percentage triggered a basis difference between Jurasin’s investment and the underlying net liability. As a result, we recorded a deferred gain, net of the unamortized basis difference noted above, and is amortizing the net balance into income over the life of the oil and gas assets. The difference in basis as of October 9, 2009 was $443,954, which equates to 24% of the accumulated losses in Amber through that date. The net deferred gain of $338,543 will be recovered over 17 years, the useful life of Amber’s underlying oil and gas assets as indicated in our reserve report, as a reduction of depletion. We recovered $5,008 and $15,299 during the year ended December 31, 2009, and the nine months ended September 30, 2010 resulting in a carrying value of $333,535and $318,236 respectively.

Principals of Consolidation

We consolidate all investments in which we have exclusive control. The accompanying financial statements include the accounts of Radiant, JOG, Rampant Lion Energy, LLC, ‘RLE” and Jurasin Oil and Gas Operating Company, Inc (“JOGop”). In accordance with established practice in the oil and gas industry, our financial statements include our pro-rata share of assets, liabilities, income and lease operating and general and administrative costs and expenses of Amber Energy LLC, (“AE”) in which we have an interest. We owned a 51% interest in AE as of September 30, 2010 and 75% as of September 30, 2009.

Fair Value

Accounting standards regarding fair value of financial instruments define fair value, establish a three-level hierarchy which prioritizes and defines the types of inputs used to measure fair value, and establish disclosure requirements for assets and liabilities presented at fair value on the consolidated balance sheets.

Fair value is the amount that would be received from the sale of an asset or paid for the transfer of a liability in an orderly transaction between market participants. A liability is quantified at the price it would take to transfer the liability to a new obligor, not at the amount that would be paid to settle the liability with the creditor.

The three-level hierarchy is as follows:

•

Level 1 inputs consist of unadjusted quoted prices for identical instruments in active markets.

•

Level 2 inputs consist of quoted prices for similar instruments.

•

Level 3 valuations are derived from inputs which are significant and unobservable and have the lowest priority.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. We have determined that a conversion feature outstanding as of the date of these financial statements qualifies as derivative financial instruments under the provisions of FASB ASC Topic No. 815-40, “ Derivatives and Hedging – Contracts in an Entity’s Own Stock. ” The feature provides for the reduction of the conversion price in the event we issue equity shares at a price lower than $1.25 for 1.2 million shares in an initial offering and $3.00 for 4 million convertible preferred shares in a follow-on offering. As a result of this provision, the exercise price of this conversion feature could be modified based upon a variable that is not an input to the fair value of a ‘fixed-for-fixed’ option as defined under FASB ASC Topic No. 815-40 and consequently, the feature must be treated as a liability and recorded at fair value at each reporting date.

The fair value of these warrants was determined using the Black-Sholes option pricing method with any change in fair value during the period recorded in earnings as “Other income (expense) – Gain (loss) on derivative liability.”

Significant inputs used to calculate the fair value of the warrants include expected volatility and the risk-free interest rate.

The following table sets forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2010.

Fair Value Measurement at September 30, 2010
		Level 1	Level 2	Level 3

Derivative warrant liability	$ 172,791	_	-	$ 172,791

The following table sets forth the changes in the fair value measurement of our Level 3 derivative warrant liability during the nine months ended September 30, 2010:

Beginning balance – January 1, 2010	-
Issuance of derivative warrants	233,339
Change in fair value of derivative liability	$ (60,548)
At September 30, 2010	$ 172,791

Recent Accounting Pronouncements

We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

Note 2 – Going Concern

As reflected in the accompanying financial statements, we had a working capital deficit of $5,994,069 and an accumulated deficit of $4,696,725 as of September 30, 2010. These factors which raise substantial doubt about our ability to continue, is an ongoing concern. Management plans to raise funds through the issuance of debt, the sale of common stock, merger with another company or the sale of partial interests in our projects to other industry participants.

Our ability to continue as a going concern is dependent on our ability to raise capital through the issuance of debt, the sale of common stock, the consummation of a merger, or the sale of partial interests in our projects to other industry participants. If we do not raise capital sufficient to fund our business plan, Radiant may not survive. The financial statements do not include any adjustments that might be necessary if we were unable to continue as a going concern.

Note 3 – Oil and Gas Properties

Evaluated oil & gas properties are those where there is evidence sufficient to demonstrate the magnitude of reserves, usually by drilling and production, while unevaluated properties are those in a sufficiently early stage of development that any reserves cannot be reliably demonstrated.

Oil and natural gas properties as of September 30, 2010 and December 31, 2009, consisted of the following:

	September 30,	December 31,
	2010	2009
Costs subject to depletion	$2,909,815	$3,222,922
Depletion	(91,956)	(41,546)

Net oil and gas properties	$2,817,859	$3,181,376

In February 2010, we sub-let a portion of our interest in Ensminger, thus reducing our before payout working interest and net revenue interest to 6.375% and 4.62188%, respectively. We received cash net proceeds of $149,175. In addition, the sub-letting parties assumed responsibility for their pro rata share of the asset retirement obligation on the property, which were $48,611 at the time of the transfer. The proceeds and the assumption of the asset retirement obligation were treated as a reduction of capitalized costs in accordance with rules governing full cost companies.

During the year ended December 31, 2009, we received a deposit of $127,500 related to a sub-let of Ensminger. In March 2010, we completed the transfer of a 0.5% overriding royalty and received total proceeds of $250,000. The proceeds were treated as a reduction of capitalized costs in accordance with rules governing full cost companies.

Effective March 2010, JOG assigned certain legacy overriding royalty interests in various projects, including the Baldwin AMI, the Coral, Ruby and Diamond Project, the Aquamarine Project, and the Ensminger Project to a related party entity owned by John M. Jurasin. JOG retained our working interests in these projects. Additionally, JOG assigned its working interest in a project, Charenton, to the related party entity. We did not receive any proceeds for the conveyances and, except for the Ensminger Project, the interests assigned had a historical cost basis of $0. The Ensminger Project had allocable costs of $23,446. The conveyance was accounted for as a transaction between entities under common control and the ORRI was recorded as a distribution to shareholder and transferred out of property at it historical cost.

Impairment

We evaluated our capitalized costs in the single (country) cost center using the full cost ceiling test as prescribed by the Securities and Exchange Commission at September 30, 2010 and December 31, 2009. At September 30, 2010 and December 31, 2009, our net book value of oil and gas properties did not exceed the ceiling amount and thus, there was no impairment.

Changes in production rates, levels of reserves, future development costs, and other factors will determine our actual ceiling test calculation and impairment analyses in future periods.

Note 4 – Notes Payable

Notes payable as of September 30, 2010 and December 31, 2009 consisted of the following:

	September 30,	December 31,
	2010	2009
Senior credit facility (RLE)	$1,057,736	$1,223,309
Senior credit facility, (AE)	2,032,188	2,032,188
18% Debentures	475,000	-
18% Debentures – related party	125,000	-
Margin loan	-	125,495
Line of credit	23,191	1,300
Unamortized Discounts	(357,907)	(6,608)
Totals	$3,355,208	$3,375,684

Senior credit facility of Rampant Lion, LLC (“RLE”) and Senior Credit Facility of AE (collectively “The Credit Facility”)

The Senior Credit Facilities of RLE contained certain restrictive covenants, several of which our lender, Macquarie Bank Limited (MBL) had declared in default. As a result, the note which bore interest at prime plus 4% became subject to an additional 4% for the default rate currently 11.25%. In February 2010, we entered into a supplemental agreement that cross-collateralized the note with the assets of AE and extended the maturity date of the note to March 14, 2011.

The Senior Credit Facility of AE contained certain restrictive covenants, several of which MBL had declared in default. The note bears interest at prime which is currently 3.25%. In February 2010, we entered into a supplementary agreement with MBL under which, they effected a partial release of mortgage in certain assets in order to facilitate the sub-lease of a portion of our working interest in the Ensminger project; the bulk of the proceeds of the sub-lease are committed to repayment of principal and interest on the note.

Simultaneously with the closing of the Reorganization Agreement, we entered into a modification of the AE and RLE Credit Facilities under which:

•

The maturity date of our AE Credit Facility was extended to March 20, 2011;

•

All prior defaults or events of default prior to the modification of the Credit Facilities were waived;

•

Interest on the outstanding loans had been accrued at a fixed rate based on the prime rate at the time the Company borrowed the funds and upon default, at the default rate. In the loan modification, prior interest due was stipulated to be $361,221 ($184,223 net to our proportionate share) as of July 28, 2010 resulting in a gain on forgiveness of interest in the amount of $521,733 ($266,804 net to our proportionate share).

•

We agreed to make monthly interest payments at prime rate plus 8% on the RLE credit facility and mandatory principal reduction payments on both the Credit Facilities on August 20, 2010 and September 20, 2010 in the amount of $100,000 and on the 20 th  of each month from October through March 2011 of $250,000 each. We shall also pay amounts equal to 1/ 6th of the gross proceeds we raise through the subsequent equity raised, any proceeds from the sale of collateral, and any insurance proceeds received, which amounts shall be credited against the monthly mandatory principal reduction. We cross-collateralized the RLE and AE Credit Facilities and AE and RLE each executed an unconditional guarantee of payment of the obligations under both Credit Facilities;

•

Radiant executed a limited guarantee of payment of up to $500,000 for the obligations under both Credit Facilities;

•

MBL agreed to convert $1,000,000 ($510,000 net to our proportional interest) of the Credit Facility into shares of Radiant common stock at a conversion price of $2.00 per share (subject to downward adjustment depending upon pricing of subsequent Company equity financings) in increments of $500,000 ($255,000 net to our proportional interest) corresponding to principal reductions made us during and after July 2010, provided that upon each such conversion there is (i) no event of default in the Credit Facility and (ii) $500,000 and $1,000,000, respectively, of aggregate mandatory principal and interest payments on the Credit Facility have been paid, of which $450,000 has been paid through November 12, 2010; and

•

Our lender agreed to re-convey to JOG all interests in real property and membership interests conveyed to its affiliate Macquarie Americas Corp (“MAC”) in connection with the AE Credit Facility, provided that all obligations under the AE Credit Facility, RLE Credit Facility, and all letters of credit shall have been paid in cash prior to March 15, 2011.

In addition to the outstanding note payable, $186,150 is obligated as collateral for a letter of credit supporting a bond related to the plug, abandon, and restoration obligations on the Ensminger Project.

We have determined that the conversion option discussed above is a derivative, as more fully discussed in Note 5. The fair value of the option as of the date of the loan modification, $233,339, has been bifurcated from the note and will be measured at fair value at each reporting date. The value of the option has been recorded as a discount from the notes payable and will be amortized straight-line over the remaining term of the notes, seven months.

18% Debentures

Prior to the closing of the Reorganization, Radiant sold debentures with a face amount of $475,000 and issued warrants to purchase 237,500 shares of Radiant common stock to three investors. The debentures have an 18% per annum stated interest rate, an effective interest rate of 71%, and mature on July 31, 2011. The warrants have an exercise price of $1.00 per share and a term of up to 4 years. The price and number of warrants contain anti-dilution provisions. The proceeds of the debentures were allocated between the debentures and the warrants based on their relative fair market values. The fair market value of the warrants was determined using the Black-Scholes option pricing model with the following assumptions:

Risk-free interest rate	1.22%
Dividend yield	0%
Volatility factor	232%
Expected life (years)	4 years

We allocated the proceeds, which were collected prior to the close of the Reorganization Agreement and which totaled $475,000, between the warrants and the debentures based on the relative fair values as follows:

Relative fair value of warrants	$ 156,223
Relative fair value of debenture	$ 318,777
Gross proceeds	$ 475,000

The relative fair value of the warrants is reflected as a discount from the debt. The discount will be amortized using the effective interest method over the life of the debenture, one year.

Prior to the closing of the Reorganization Agreement, Radiant sold a debenture with a face amount of $125,000 and issued warrants to purchase 62,500 shares of Radiant common stock to a related party of Radiant. The debenture has an 18% per annum stated interest rate, an effective interest rate of 71%, and matures on July 31, 2011. The warrants have an exercise price of $1.00 per share and a term of up to 4 years. The proceeds of the debentures were allocated between the debentures and the warrants based on their relative fair market values. The fair market value of the warrants was determined using the black-holes option pricing model with the following assumptions:

Risk-free interest rate	1.22%
Dividend yield	0%
Volatility factor	232%
Expected life (years)	4 years

We allocated the proceeds between the warrants and the debentures based on the relative fair values as follows:

Relative fair value of warrants	$ 41,113
Relative fair value of debenture	$ 83,887
Gross proceeds	$ 125,000

The relative fair value of the warrants is reflected as a discount from the debt. The discount will be amortized using the effective interest method over the life of the debenture, one year.

Margin Loan and line of credit

We have a line of credit available from our bank for up to $25,000 that carries 7% annual percentage rate and formerly had a margin loan facility from our broker-dealer that carries a variable rate. As of September 30, 2010 and December 31, 2009, respectively, we are obligated to pay $0 and $125,495 to our broker-dealer in conjunction with the margin loan and $23,191 and $1,300 to our bank for the outstanding amount on this line of credit. As of August 24, 2010, the balance owed on the margin loan was $0, and the broker-dealer account has been closed out.

Note 5 - Derivative

In August 2010, our lender, MBL, agreed to convert $1,000,000 ($510,000 net to our proportional interest) of the Credit Facility into shares of Radiant common stock at a conversion price of $2.00 per share (subject to downward adjustment depending upon pricing of subsequent Company equity financings) if we satisfied certain circumstances. We have determined that the conversion feature qualifies as derivative financial instruments under the provisions of FASB ASC Topic No. 815-40, “ Derivatives and Hedging – Contracts in an Entity’s Own Stock. ” Consequently, the feature must be treated as a liability and recorded at fair value at each reporting date.

The fair value of the conversion feature was calculated at inception using the Black-Scholes method to be $233,339, assuming volatility of 217%, expected term of 7 months, and a risk adjusted interest rate of .19%.

The fair value of the conversion feature was calculated at period-end using the Black-Scholes method to be $172,791, assuming volatility of 203%, expected term of 6 months, and a risk adjusted interest rate of .19%.

Note 6 – Common Stock

In May 2010, JOG issued 20 shares of its common stock to employees contingent upon the closing of a reverse acquisition transaction. In the Reorganization Agreement these shares were converted in 833,335 of our $.01 par value common shares. The shares were valued at $1.00 per share, the value of the PPM offering for Radiant common stock and are shown in capital. The par value is shown in common stock and the balance is paid in capital. The shares award includes 5.3 shares of common stock that were issued to John Jurasin, our President and majority shareholder.

Connected to the closing of the Reorganization, Radiant issued common stock to consultants as follows:

•

50,000 shares of common stock to a former officer of Radiant on August 5, 2010 as consideration associated with his entering into an agreement to serve as one of our directors. The shares were valued at $50,000, or $1.00 per share, the value of the PPM offering for Radiant common stock. 50,000 additional shares will vest one year from the Reorganization Agreement closing date. 543,205 shares of Radiant common stock to an investment relation/public relations firm on August 12, 2010 for services. The shares are fully vested and non-forfeitable at the time of issuance. The shares were valued at $543,205, or $1.00 per share, the value of the PPM offering for Radiant common stock.

•

3,000,000 shares of Radiant common stock to John Thomas Financial (“JTF”), as consideration for an investment banking agreement on August 23, 2010. As amended the agreement states that in the event JTF places equity or equity equivalent offerings, it will receive a cash placement agent fee of 10% of the gross proceeds of any offerings and cash expense reimbursement of 3% of the gross proceeds of any offerings, except that the fees and expense reimbursements are 8% and $75,000 respectively, for the first $2,000,000 (exclusive of the $600,000 raised in August 2010) of proceeds. At the closing of each equity offering, the firm will receive warrants to purchase one share of common stock for each ten shares sold with an exercise price of 105% of the offering price of the stock. The investment banking firm will forfeit 2,000,000 of the 3,000,000 shares received at the signing of the original agreement if, within 12 months after a registration statement has been filed and declared effective, $10,000,000 has not been raised pursuant to the agreement; and Radiant will pay a consulting fee of $8,000 in cash per month for one year after the first closing of at least the Minimum amount under the private offering. The 1,000,000 vested shares were valued at $1,000,000 or $1.00 per share, the value of the PPM offering for Radiant common stock and are shown in capital as an offering cost.

JTF will be the placement agent for a series of private offerings for up to $14,500,000 on a best efforts basis. The fee paid is reflected as a reduction of additional paid in capital as a deferred offering cost, which will offset the gross proceeds received from equity offerings. The investment banking agreement also provides for the placement of debt instruments. As debt offerings are closed, the pro rata portion of the pre-paid offering costs associated with the debt will be recorded, to deferred finance charge.

The agreement requires Radiant to file a registration statement with the Securities and Exchange Commission within 30 days of the earlier of (i) raising a total of $12 million and (ii) March 31, 2011, and to use its best efforts to have the registration statement declared effective within 120 days from the filing of the registration statement. The penalty for noncompliance is 2% of the issued and outstanding common stock, up to a cap of 6%, for each 30 day period of delay.

In the event that JTF places debt financing, they will receive a cash placement fee as follows: 5% of the first $10 million, 4% of the next $10 million, 3% of the next $10 million, 2% of the next $10 million, and 1% of any amounts raised over $40 million. If Radiant enters into additional financing with MBL, JTF will receive 2% of the cash proceeds.

Options

Immediately subsequent to the reorganization, Radiant granted options to purchase 694,122 shares of Radiant common stock with an exercise price of $1.00 per share and a term of 10 years to JOG employees and an option to purchase 93,000 shares of common stock with an exercise price of $1.00 per share and a term of 10 years to a JOG consultant. The options vest 1/3 on the first anniversary of the grant, 1/3 on the second anniversary of the grant, and 1/3 on the third anniversary of the grant. The fair value of the options issued to employees, $690,876, was based on the quoted market price of Radiant's stock on the date of grant and estimated using the Black-Sholes option pricing model. It will be recorded as compensation expense over the vesting period in accordance with financial accounting standards. The Company recorded $38,382 of compensation expense in the third quarter of 2010 related to these options. The fair value of the option issued to the consultant, $92,873, was based on the quoted market price of Radiant's stock on the date of grant and estimated using the Black-Sholes option pricing model and will be recorded as consulting expenses over the vesting period in accordance with financial accounting standards. The Company recorded $5,160 of consulting expense in the third quarter of 2010 related to these options. The following assumptions were used in the Black-Sholes option pricing model:

Risk-free interest rate	1.93%
Dividend yield	0%
Volatility factor	229%
Expected life (years)*	6 years

The expected term of the options was computed using the “plain vanilla” method as prescribed by Securities and Exchange Commission Staff Accounting Bulletin 107 because we do not have sufficient data regarding employee exercise behavior to estimate the expected term. The volatility was determined by referring to the average historical volatility of a peer group of public companies because we do not have sufficient trading history to determine our historical volatility.

Note 7 – Related Party Transactions

Related parties include John Jurasin, our CEO and formerly the sole stockholder of JOG, and Macquarie Americas Corp “MAC”, an affiliate of MBL and the owner of 49% equity interest in AE. Also included in related parties are two significant stockholders, John Thomas Bridge & Opportunity Fund and John Thomas Financial, Inc. Transactions involving related parties are as follows:

Macquarie Bank Limited

AE is partially owned by an affiliate of our lender, Macquarie Bank Limited, and JOG uses the proportionate consolidation method to consolidate AE. JOG pays for goods and services on behalf of AE and passes those charges on to AE through intercompany billings. Periodically, AE will reimburse JOG for these expenses, or potentially pays for goods and services on behalf of JOG. These transactions are recorded as a due to / from AE in JOG’s records and as a due to / from JOG in AE’s records. Due to the fact that JOG only consolidates its proportionate share of balance sheet and income statement amounts, the portion of the due from AE related to the other interest owner does not eliminate and is carried as a due from AE until the balance is settled through a cash payment. Due from related party was $ 377,206 and $139,193 as of September 30, 2010 and December 31, 2009, respectively.

John Jurasin

Effective March 2010, we assigned certain legacy overriding royalty interests in various projects, including the Baldwin AMI, the Coral, Ruby and Diamond Project, the Aquamarine Project, and the Ensminger Project to a related party entity owned by John M. Jurasin. We retained our working interests in these projects. Additionally, we assigned our working interest in a project, Charenton, to the related party entity. We did not receive any proceeds for the conveyances and, except for the Ensminger Project, the interests assigned had a historical cost basis of $0. The Ensminger Project had allocable costs of $23,446. The conveyance was accounted for as a transaction between entities under common control and the ORRI was recorded as a distribution to shareholder and transferred out of property at it historical cost.

John M Jurasin advanced us $30,350 and $0 as of September 30, 2010 and December 31, 2009, respectively. The funds were advanced to pay operating expenses and there are no formal repayment terms. Two notes totaling $1,049,000 were issued to Mr. Jurasin in lieu of payment of dividends from JOG, which in turn represented funds advanced by JOG to its subsidiaries AE and RLE to fund operations.

John Thomas Bridge & Opportunity Fund

John Thomas Bridge & Opportunity Fund (“JTBOF”) is a significant stockholder, and its managing partner, George Jarkesy, is a Director for the company. The Company owes JTBOF for a note done in April 2010, in the principal amount of $7,000, bearing interest at 8%. In addition JTBOF subscribed to $125,000 of the debentures described in Note 4.

John Thomas Financial, Inc

John Thomas Financial, Inc is a significant stockholder. The Company issued 3,000,000 shares of common stock for investment banking services. In the event JTF places equity or equity equivalent offerings, it will receive a cash placement agent fee of 10% of the gross proceeds of any offerings, and cash expense reimbursement of 3% of the gross proceeds of any offerings, except that the fees and expense reimbursements are 8% and $75,000 respectively, for the first $2,000,000 (exclusive of the $600,000 raised in August 2010) of proceeds. JTF will also receive warrants to purchase one share of common stock for each ten shares sold with an exercise price of 105% of the offering price of the stock. Radiant will pay a consulting fee of $8,000 in cash per month for one year after the first closing of at least the Minimum amount under the private offering. See note 6 – Common Stock.

Note 8 – Commitments and Contingencies

In March 2010, we received the results of an audit conducted by the non-operator regarding the drilling of the CasKids Operating #2 Ensminger well. During the period under audit, we were the operator under the operating agreement for this well. The non-operator currently asserts that it is owed a refund of $27,030 based on the results of that audit. As of December 31, 2009 and September 30, 2010, respectively, $4,727 and $44,215 was accrued in connection with this contingency, on the basis of earlier estimates.

In conjunction with our acquisition of the Ensminger Project in 2008, we assumed the obligation to plug the Ensminger #1 well, which includes providing a bond in the amount of $186,150, which we obtained by collateralizing our assets under the letter of credit available pursuant to the Amber Credit Facility. This bond will be reduced to $55,845 upon completion of the Ensminger #2 well as a successful well when third parties will assume their proportionate share of the obligation.

Note 9 – Subsequent events

In October of 2010 the RLE Credit Facility was amended to eliminate any financial ratios or production covenants that would put the company in technical default. There are no current events of default on either Facility. Furthermore the Company received a waiver from MBL that extended the October 20, 2010 date, for making one of the required payments, until November 12, 2010. Such November payment was made on November 15 to MBL’s full satisfaction to MBL as indicated by written correspondence MBL subsequently issued a waiver to extend the scheduled November 20, 2010 and December 31, 2010 payments until January 28, 2011.

Radiant issued to accredited investors (i) on November 12, 2010, 1,065,000 shares of our common stock for proceeds of $1,065,000 (including a principal amount of $500,000 from the 18% debentures that was converted into 500,000 shares of our common stock), less an 8% sales commission of $85,200 and related expenses of approximately $31,000 and (ii) on November 15, 2010, 150,000 shares of our common stock for gross proceeds of $150,000 less an 8% sales commission of $12,000. In addition, the Company granted demand registration rights with respect to the resale of the 1,215,000 shares of common stock issued. As part of the compensation for placement of the offering John Thomas Financial received warrants to purchase 121,500 shares of our common stock for $1.05. The Company used a portion of the proceeds to repay $250,000 on the Credit Facility and $100,000 plus accrued interest for the remaining 18% debentures.

In the fourth quarter certain performance conditions, as set forth in the Reorganization Agreement, were met resulting in the issuance 500,000 shares of the Company’s common stock . There are still 500,000 shares remaining which can be vested if certain additional performance conditions are met.